Protected by FRE 408

DEFINITIVE SETTLEMENT AGREEMENT
by and between
PARAGON OFFSHORE PLC
and
NOBLE CORPORATION PLC,
Dated as of April 29, 2016

Page

ARTICLE I

DEFINITIONS; INTERPRETATION
Section 1.1.Definitions Generally.    2
Section 1.2.Interpretation Generally.    2
ARTICLE II

THE SETTLEMENT AND RELEASE
Section 2.1.Release of Claims.    3
Section 2.2.Deliverables.    4
Section 2.3.Separation Agreements.    4
Section 2.4.Effective Date.    4
Section 2.5.No Admission.    5
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARAGON
Section 3.1.Organization and Qualification.    5
Section 3.2.Corporate Authorization.    5
Section 3.3.Binding Effect.    5
Section 3.4.Regulatory Approvals and Non-Governmental Consents.    5
Section 3.5.Non-Contravention.    6
Section 3.6.Litigation and Claims.    6
Section 3.7.Financial Projections and Forecasts.    7
Section 3.8.Tax Liabilities.    7
Section 3.9.Released Claims.    7

-i-

(continued)
Page

Section 3.10.Limitations on Representations and Warranties    7
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NOBLE
Section 4.1.Organization and Qualification    7
Section 4.2.Corporate Authorization.    8
Section 4.3.Binding Effect.    8
Section 4.4.Regulatory Approvals and Non-Governmental Consents.    8
Section 4.5.Non-Contravention.    8
Section 4.6.Litigation and Claims.    9
Section 4.7.Limitations on Representations and Warranties.    9
ARTICLE V

COVENANTS
Section 5.1.Released Claims.    9
Section 5.2.Efforts to Consummate; Certain Governmental Matters.    10
ARTICLE VI

CONDITIONS
Section 6.1.Conditions to Obligations of Noble.    11
Section 6.2.Conditions to Effectiveness of Release.    11
ARTICLE VII

SURVIVAL; INDEMNIFICATION
Section 7.1.Survival.    12

ii

(continued)
Page

Section 7.2.Indemnification Obligations and Procedure.    13
ARTICLE VIII

TERMINATION
Section 8.1.Termination.    16
Section 8.2.Effect of Termination.    17
ARTICLE IX

MISCELLANEOUS
Section 9.1.Notices.    17
Section 9.2.Amendment; Waiver.    18
Section 9.3.No Assignment or Benefit to Third Parties.    18
Section 9.4.Entire Agreement.    19
Section 9.5.Expenses.    19
Section 9.6.Governing Law; Submission to Jurisdiction; Selection of Forum.    19
Section 9.7.WAIVER OF JURY TRIAL.    20
Section 9.8.Counterparts.    20
Section 9.9.Headings.    20
Section 9.10.Severability.    20

APPENDICES, SCHEDULES AND EXHIBITS
APPENDICES
Appendix A    –    Definitions

SCHEDULES
Schedule I    –    Tax Liabilities

iii

(continued)
Page

EXHIBITS
Exhibit A    –    Form of Release
Exhibit B    –    Form of Amendment to Tax Sharing Agreement

iv

Protected by FRE 408

THIS DEFINITIVE SETTLEMENT AGREEMENT, dated as of April 29, 2016 (as it may be amended or supplemented from time to time in accordance with the terms hereof, this “Agreement”), is by and between PARAGON OFFSHORE PLC, a public limited company organized under the laws of England and Wales (“Paragon”), and NOBLE CORPORATION PLC, a public limited company organized under the laws of England and Wales (“Noble”). Paragon and Noble are each sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
WHEREAS, on or about July 14, 2014, Noble and certain of its subsidiaries transferred to Paragon and certain of its subsidiaries the assets and liabilities constituting most of Noble’s standard specification drilling units and related assets, liabilities and business (the “Separation”), and on or about August 1, 2014, Noble made a pro rata distribution to its shareholders of all of the issued and outstanding ordinary shares of Paragon to holders of Noble ordinary shares (the “Distribution” and collectively with the Separation, the “Spin-Off”);
WHEREAS, in connection with the Spin-Off, Paragon and Noble (and certain of their respective subsidiaries) entered into agreements to effectuate the Separation and to address certain related matters, including the Master Separation Agreement, the Tax Sharing Agreement, the Employee Matters Agreement, the Transition Services Agreement and the Transition Services Agreement (Brazil) (collectively, the “Separation Agreements”);
WHEREAS, pursuant to that certain Plan Support Agreement (the “PSA”) among Paragon, certain other Paragon Entities and certain of their creditors (collectively, the “Restructuring Parties”), dated as of February 12, 2016, the Restructuring Parties have agreed to undertake a financial restructuring of Paragon (the “Restructuring”) which is anticipated to be effected through the plan of reorganization substantially in the form attached as Exhibit A to the PSA (including any schedules and exhibits attached thereto, the “Paragon Plan”) in the cases filed on February 14, 2016 (the “Filing Date”), by certain Paragon Entities (the “Paragon Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101—1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
WHEREAS, Paragon has asserted that it may have claims against Noble arising under, relating to, or in connection with the Spin-Off, including, but not limited to, certain fraudulent transfer claims arising under section 548 of the Bankruptcy Code;
WHEREAS, on February 12, 2016, Paragon and Noble entered into that certain term sheet for the proposed settlement of such claims (the “Term Sheet”) and that certain side letter to the Tax Sharing Agreement (the “TSA Side Letter”); and

Protected by FRE 408

WHEREAS, as set forth in more detail herein, Paragon and its Affiliates and Subsidiaries (collectively, the “Paragon Entities”) desire to provide the releases in favor of the Noble Releasees (as defined herein) as set forth herein in exchange for certain obligations on the part of Noble with respect to the Applicable Paragon Tax Liability.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Protected by FRE 408

Article I

DEFINITIONS; INTERPRETATION
Section 1.1.    Definitions Generally. Defined terms in this Agreement and in the Schedules and Appendices to this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Appendix A. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement and the Schedules and Appendices hereto. Capitalized terms which are not otherwise defined herein shall have the meanings ascribed to them in the Tax Sharing Agreement.
Section 1.2.    Interpretation Generally. Unless the express context otherwise requires:
(a)    the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)    the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
(c)    references herein to a specific Article, Section, Subsection, Appendix or Schedule shall refer, respectively, to Articles, Sections, Subsections, Appendices or Schedules of this Agreement;
(d)    wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”
(e)    references herein to any gender includes the other gender;
(f)    the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like;
(g)    each reference to “days” shall be to calendar days, unless otherwise specified;
(h)    each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules; and
(i)    accounting terms which are not otherwise defined in this Agreement, or any Appendix or Schedule hereto, shall have the meanings given to them under GAAP.

Protected by FRE 408

ARTICLE II

THE SETTLEMENT AND RELEASE
Section 2.1.    Release of Claims. Subject to Section 2.4, effective upon the Paragon Plan Closing:
(j)    On behalf of itself and each of its Affiliates, Paragon forever releases, acquits and discharges (the “Release”) Noble and each of its Affiliates, together with their respective current and former principals, officers, directors, managers, general partners, employees, agents, parent companies, subsidiaries, affiliates, attorneys, accountants, predecessors, successors, assigns, heirs, administrators, executors, supervisors, and representatives of any kind (collectively, the “Noble Releasees”), jointly and severally, from and against any and all claims, disputes, liabilities, suits, demands, liens, actions, proceedings and causes of action of every kind and nature, and from all damages, injuries, losses, debts, contributions, indemnities, compensation, obligations, costs, attorneys’ fees and expenses of whatever kind and character, whether past or present, direct or derivative, known or unknown, fixed or contingent, whether in law, in equity or otherwise, whether liquidated or unliquidated, whether matured or unmatured, whether asserted or unasserted, whether accrued or unaccrued, which Paragon or any of its Affiliates has or might claim to have against any one or more of the Noble Releasees, as of the Effective Date, in any way arising out of, relating to, or in connection with any matter relating to the Spin-Off (the “Released Claims”); provided, however, that the Released Claims shall not include any obligations of Noble under any Separation Agreement. Without limiting the foregoing, the Release shall include any Noble Releasee that acted as a director of Paragon in such Noble Releasee’s capacity as a director of Paragon. The Released Claims include, without limitation, any fraudulent transfer or similar claims arising under section 548 of the Bankruptcy Code or any similar state or foreign statute. At any time on or after the Effective Date, at the request of Noble, Paragon shall cause each of its Affiliates to duly execute and deliver to Noble a release in the form of Exhibit A hereto.
(k)    Paragon further covenants not to, and to cause each of its Affiliates not to, sue the Noble Releasees for or by reason of any Released Claim.
(l)    The Release extends to claims that neither Paragon nor any of its Affiliates knows or suspects to exist at the time of the release, which if known, might have affected the decision to enter into this Agreement. With respect to the Release, Paragon and each of its Affiliates shall be deemed to waive any and all provisions, rights and benefits conferred by any Law, including any Law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person’s release of unknown claims.

Protected by FRE 408

(m)    Paragon acknowledges, on behalf of itself and each of its Affiliates, that it may discover facts in addition to or different from those that it or its Affiliates now knows or believes to be true with respect to the subject matter of the Release hereunder, and it is Paragon’s intention, as set forth above, to fully, finally, and forever settle and release any and all claims and matters within the scope of the Release, whether known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.
Section 2.2.    Deliverables. Subject to the satisfaction or waiver of the conditions set forth in Article VI, at the Paragon Plan Closing, each Party shall deliver or cause to be delivered to the other Party (i) a duly executed copy of the Amendment to Tax Sharing Agreement in substantially the form attached hereto as Exhibit B and (ii) its respective certificate set forth in Sections 6.1(c) or 6.2(c), as the case may be. The “Paragon Plan Closing” shall mean the substantial consummation of the Paragon Plan; provided, that for purposes of this Agreement in no event shall the Paragon Plan Closing occur prior to the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Paragon Plan Closing, but subject to the satisfaction or waiver of such conditions). Paragon shall give Noble at least two Business Days’ notice of the time, date and location of the Paragon Plan Closing.
Section 2.3.    Separation Agreements. Upon approval of this Agreement by the Bankruptcy Court, the Separation Agreements shall be deemed assumed under section 365 of the Bankruptcy Code. For the avoidance of doubt, during the term of and after the Paragon Cases, each Separation Agreement will remain in full force and effect, without modification or release of any right or obligation of any party thereto thereunder, and each Party shall continue to perform its obligations thereunder, provided that subject to the satisfaction or waiver of the conditions set forth in Section 6.1, at the Paragon Plan Closing the Tax Sharing Agreement will be modified as contemplated hereby.
Section 2.4.    Effective Date. Subject to the satisfaction or waiver of the conditions set forth in Section 6.2, the Release will become effective, and shall be deemed to be in full force and effect, upon the Paragon Plan Closing (the date on which such closing occurs, the “Effective Date”).
Section 2.5.    No Admission. The purpose of this Agreement is to settle and resolve the Released Claims, and this settlement is not intended to, and does not constitute, nor shall it be deemed to constitute, an admission by any Party hereto of any liability, culpability, or fault; and any and all such admission of liability, culpability, and/or fault is hereby expressly denied.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARAGON

Protected by FRE 408

Paragon hereby represents and warrants to Noble as follows:
Section 3.1.    Organization and Qualification. Paragon is duly organized, and is validly existing, under the laws of its jurisdiction of organization, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted (subject, in each case to obtaining Bankruptcy Court Approval for any activity outside of the ordinary course of business), and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification or license, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially adversely affect Paragon’s ability to execute, deliver or perform its obligations under this Agreement or the Amendment to Tax Sharing Agreement, or to timely consummate the transactions contemplated hereby or thereby.
Section 3.2.    Corporate Authorization. Subject to obtaining the Bankruptcy Court Approval, Paragon has full corporate power and authority to execute and deliver this Agreement and the Amendment to Tax Sharing Agreement, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Paragon of this Agreement and the Amendment to Tax Sharing Agreement has been duly and validly authorized by Paragon and no additional corporate authorization or consent by Paragon is required in connection therewith. Without limiting the generality of the foregoing, Paragon has full authority to grant the Release on behalf of each of its Affiliates, and no additional corporate or other organizational authorization or consent by any such Affiliate is required in connection therewith.
Section 3.3.    Binding Effect. Subject to obtaining the Bankruptcy Court Approval, this Agreement constitutes, and the Amendment to Tax Sharing Agreement, when executed and delivered by the Parties will constitute, a valid and legally binding obligation of Paragon, enforceable against Paragon, in accordance with its terms.
Section 3.4.    Regulatory Approvals and Non-Governmental Consents.
(a)    No Governmental Authorization, notice or filing is required to be obtained by Paragon or any of its Affiliates from, or to be given by Paragon or any of its Affiliates to, or made by Paragon with, any Governmental Entity or securities exchange, as a result of execution and delivery of, or performance of any obligations under (i) this Agreement or (ii) the Amendment to Tax Sharing Agreement, except (x) that the effectiveness of the Release and the obligation to execute the Amendment to Tax Sharing Agreement are conditioned upon receipt of the Bankruptcy Court Approval and (y) for such Governmental Authorization or filings that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of Paragon or any of its Affiliates to execute, deliver or perform its obligations under this Agreement or the Amendment to Tax Sharing Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Protected by FRE 408

(b)    No notice, consent, approval, waiver or authorization is required to be obtained by Paragon or any of its Affiliates from, or to be given by Paragon or any of its Affiliates to, or made by Paragon or any of its Affiliates with, any Person other than a Governmental Entity or securities exchange, as a result of the execution, delivery or performance by Paragon of this Agreement and the Amendment to Tax Sharing Agreement, except for such notices, consents, approvals, waivers or authorizations that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of Paragon or any of its Affiliates to execute, deliver or perform its obligations under this Agreement or the Amendment to Tax Sharing Agreement, or to timely consummate the transactions contemplated hereby or thereby.
Section 3.5.    Non-Contravention. The execution, delivery and performance by Paragon of this Agreement and the Amendment to Tax Sharing Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the Organizational Documents of Paragon or any of its Affiliates; (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination of, or the right of termination, cancellation, modification or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Paragon or any of its Affiliates under, or result in a loss of any benefit to which Paragon or any of its Affiliates is entitled under, any Contract to which Paragon or any of its Affiliates is bound; or (c) violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which Paragon or any of its Affiliates is subject, other than, in the case of clause (b), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Liens that would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of Paragon or any of its Affiliates to execute, deliver or perform its obligations under this Agreement or the Amendment to Tax Sharing Agreement, or to timely consummate the transactions contemplated hereby or thereby.
Section 3.6.    Litigation and Claims. Except for the Paragon Cases, (i) there is no Litigation pending or, to Paragon’s Knowledge, threatened against Paragon or any of its Affiliates that, individually or in the aggregate, would materially adversely affect the ability of Paragon or any of its Affiliates to execute, deliver or perform its obligations under this Agreement or the Amendment to Tax Sharing Agreement, or to timely consummate the transactions contemplated hereby or thereby and (ii) neither Paragon nor any of its Affiliates is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would materially adversely affect the ability of Paragon or any of its Affiliates to execute, deliver or perform its obligations under this Agreement or the Amendment to Tax Sharing Agreement, or to timely consummate the transactions contemplated hereby or thereby.

Protected by FRE 408

Section 3.7.    Financial Projections and Forecasts. The financial projections and forecasts previously provided by Paragon to Noble are consistent in all material respects with the financial projections and forecasts provided prior to the Filing Date by Paragon to the Restructuring Parties that are not Paragon Entities in connection with negotiation of the PSA.
Section 3.8.    Tax Liabilities. To the Knowledge of Paragon, Schedule I hereto sets forth a true, complete and correct list of (a) the tax audit claims of Applicable Paragon Tax Liabilities asserted by the Mexican Governmental Authorities on or prior to the date of the Term Sheet attributable to the Paragon Entities, and (b) each bond for any Applicable Paragon Tax Liability posted by or on behalf of Paragon on or prior to the date of the Term Sheet attributable to the Paragon Entities.
Section 3.9.    Released Claims. Neither Paragon nor any of its Affiliates has transferred or assigned any Released Claim or any interest therein and no other Person other than Paragon and its Affiliates has any rights to assert or prosecute any Released Claim.
Section 3.10.    Limitations on Representations and Warranties. Except as expressly set forth in this Article III, Paragon does not make any representation or warranty, express or implied, at Law or in equity, with respect to itself or any Paragon Entity, or any of their respective assets, liabilities, businesses or operations, and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NOBLE
Noble hereby represents and warrants to Paragon as follows:
Section 4.1.    Organization and Qualification Noble is duly organized, and is validly existing, under the laws of its jurisdiction of organization, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification or license, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to materially adversely affect Noble’s ability to execute, deliver or perform its obligations under this Agreement or the Amendment to Tax Sharing Agreement, or to timely consummate the transactions contemplated hereby or thereby.
Section 4.2.    Corporate Authorization. Noble has full corporate power and authority to execute and deliver this Agreement and the Amendment to Tax Sharing Agreement, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Noble of this Agreement and the Amendment to Tax Sharing Agreement has been duly and validly authorized by Noble and no additional corporate authorization or consent by Noble is required in connection therewith.

Protected by FRE 408

Section 4.3.    Binding Effect. Each of this Agreement and the Amendment to Tax Sharing Agreement, when executed and delivered by the parties thereto, constitutes a valid and legally binding obligation of Noble, enforceable against Noble in accordance with its terms.
Section 4.4.    Regulatory Approvals and Non-Governmental Consents.
(a)    No Governmental Authorization, notice or filing is required to be obtained by Noble from, or to be given by Noble to, or made by Noble with, any Governmental Entity or securities exchange, as a result of execution and delivery of, or performance of any obligations under, (i) this Agreement or (ii) the Amendment to Tax Sharing Agreement, except (x) that the effectiveness of the Release and the obligation to execute the Amendment to Tax Sharing Agreement are conditioned upon receipt of the Bankruptcy Court Approval and (y) for such Governmental Authorization or filings that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to materially adversely affect Noble’s ability to execute, deliver or perform its obligations under this Agreement or the Amendment to Tax Sharing Agreement, or to timely consummate the transactions contemplated hereby or thereby.
(b)    No notice, consent, approval, waiver or authorization is required to be obtained by Noble from, or to be given by Noble to, or made by Noble with, any Person other than a Governmental Entity or securities exchange, as a result of the execution, delivery or performance by Noble of this Agreement and the Amendment to Tax Sharing Agreement, except for such notices, consents, approvals, waivers or authorizations that if failed to be obtained, given or made would not, individually or in the aggregate, reasonably be expected to materially adversely affect Noble’s ability to execute, deliver or perform its obligations under this Agreement or the Amendment to Tax Sharing Agreement, or to timely consummate the transactions contemplated hereby or thereby.
Section 4.5.    Non-Contravention. The execution, delivery and performance by Noble of this Agreement and the Amendment to Tax Sharing Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the Organizational Documents of Noble; (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination of, or the right of termination, cancellation, modification or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Noble under, or result in a loss of any benefit to which Noble is entitled under, any Contract to which Noble is subject; or (c) violate or result in a breach of or constitute a default under any Law or Governmental Authorization to which Noble is subject, other than, in the case of clause (b), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Liens that would not, individually or in the aggregate, reasonably be expected to materially adversely affect Noble’s ability to execute, deliver or perform its

Protected by FRE 408

obligations under this Agreement or the Amendment to Tax Sharing Agreement, or to timely consummate the transactions contemplated hereby or thereby.
Section 4.6.    Litigation and Claims. Except for the Paragon Cases, (i) there is no Litigation pending or, to Noble’s Knowledge, threatened against Noble that, individually or in the aggregate, would materially adversely affect Noble’s ability to execute, deliver or perform its obligations under this Agreement or the Amendment to Tax Sharing Agreement, or to timely consummate the transactions contemplated hereby or thereby and (ii) Noble is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would materially adversely affect Noble’s ability to execute, deliver or perform its obligations under this Agreement or the Amendment to Tax Sharing Agreement, or to timely consummate the transactions contemplated hereby or thereby.
Section 4.7.    Limitations on Representations and Warranties. Except as expressly set forth in this Article IV, Noble does not make any representation or warranty, express or implied, at Law or in equity, with respect to itself or any of its Affiliates, or any of their respective assets, liabilities, businesses or operations, and any such other representations or warranties are hereby expressly disclaimed. The purpose of this Agreement is to settle and resolve the claims that Paragon and its Affiliates may assert against Noble arising under, relating to, or in connection with the Spin-Off, including, but not limited to, certain fraudulent transfer claims arising under section 548 of the Bankruptcy Code, and neither this Agreement nor the Amendment to Tax Sharing Agreement is intended to, and does not constitute, nor shall it be deemed to constitute, an admission by Noble or any of the other Noble Releasees of any liability, culpability, or fault; and any and all such admission of liability, culpability, and/or fault is hereby expressly denied.
ARTICLE V

COVENANTS
Section 5.1.    Released Claims. Prior to the termination of this Agreement pursuant to Article VIII:
(a)    Neither Paragon nor any of its Affiliates shall transfer or assign any Released Claim or any interest therein; and
(b)    Paragon shall not, and shall cause each of its Affiliates not to, sue, or permit or authorize any Person to sue, the Noble Releasees for or by reason of any Released Claim, or cooperate with any Person in connection with any such suit.
Section 5.2.    Efforts to Consummate; Certain Governmental Matters.
(c)    Paragon shall, and shall cause each of the Paragon Entities to, use its respective reasonable best efforts to obtain and to cooperate in obtaining or

Protected by FRE 408

making any Governmental Authorization, notice or filing required to be obtained by Paragon or any of its Affiliates from, or to be given by Paragon or any of its Affiliates to, or made by Paragon with, any Governmental Entity or securities exchange or any other Person, as a result of execution and delivery of, or performance of any obligations under (i) this Agreement or (ii) the Amendment to Tax Sharing Agreement, including obtaining the Bankruptcy Court Approval and consummating the Paragon Plan, and no Party shall take any action that would be reasonably likely to prevent or materially delay the receipt of any of the foregoing.
(d)    Subject to the terms and conditions set forth in this Agreement, each Party shall use, and shall cause each of its Subsidiaries to use, its respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, or reasonably advisable on its part under this Agreement and the Amendment to Tax Sharing Agreement and applicable Law to satisfy the conditions set forth in Article VI, and to consummate and make effective the transactions contemplated by this Agreement and the Amendment to Tax Sharing Agreement as soon as practicable.
(e)    Subject to applicable Law or as prohibited by any Governmental Entity, Paragon and Noble each shall keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby, including (i) promptly notifying the other of the status of, and any facts, circumstances or other reason that would prevent the receipt of, the Bankruptcy Court Approval or consummation of the Paragon Plan for the timely consummation of transactions contemplated by this Agreement and the Amendment to Tax Sharing Agreement, and (ii) promptly furnishing the other with copies of material notices or other documents received by Paragon or Noble, as the case may be, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement and Amendment to Tax Sharing Agreement. No Party shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity with respect to any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat.

ARTICLE VI

CONDITIONS

Protected by FRE 408

Section 6.1.    Conditions to Obligations of Noble. The obligations of Noble to enter into the Amendment to Tax Sharing Agreement are subject to the satisfaction or waiver, at or prior to the Paragon Plan Closing, of each of the following conditions:
(f)    Representations and Warranties. Each of the representations and warranties of Paragon contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Effective Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(g)    Performance of Obligations of Paragon. Paragon shall have performed or complied with, or caused to be performed or complied with, in all material respects all obligations that are required to be performed or complied with by it at or prior to the Paragon Plan Closing.
(h)    Officer’s Certificate. Noble shall have received from Paragon a certificate of an authorized senior officer of Paragon certifying that the conditions set forth in this Section 6.1 have been satisfied.
(i)    Bankruptcy Court Approval. The Bankruptcy Court shall have entered an order approving this Agreement (including, without limitation, the Confirmation Order), which order shall not be subject to a stay of execution.
(j)    Release. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction, regulation or other order (whether temporary, preliminary or permanent) that prohibits or makes illegal or affects the validity or scope of the Release.
Section 6.2.    Conditions to Effectiveness of Release. The effectiveness of the Release is subject to the satisfaction or waiver, at or prior to the Effective Date, of each of the following conditions:
(c)    Representations and Warranties. Each of the representations and warranties of Noble contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Effective Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(d)    Performance of Obligations of Noble. Noble shall have performed or complied with, or caused to be performed or complied with, in all material respects all obligations that are required to be performed or complied with by it

Protected by FRE 408

under this Agreement at or prior to the Paragon Plan Closing. Without limiting the generality of the foregoing, at or prior to the Paragon Plan Closing Noble shall have tendered to Paragon a copy of the Amendment to Tax Sharing Agreement duly executed by Noble.
(e)    Officer’s Certificate. Paragon shall have received from Noble a certificate of an authorized senior officer of Noble certifying that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(e) have been satisfied.
(f)    Bankruptcy Court Approval. The Bankruptcy Court shall have entered an order approving this Agreement (including, without limitation, the Confirmation Order), which order shall not be subject to a stay of execution.
(g)    Amendment to Tax Sharing Agreement. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction, regulation or other order (whether temporary, preliminary or permanent) that prohibits or makes illegal or the Amendment to Tax Sharing Agreement.
(h)    Conditions to Effectiveness of Paragon Plan. All conditions precedent to the “Effective Date” (as defined in the Paragon Plan) shall have been satisfied or waived in accordance with the terms of the Paragon Plan.
ARTICLE VII

SURVIVAL; INDEMNIFICATION
Section 7.1.    Survival. The representations and warranties contained in this Agreement, in the Amendment to Tax Sharing Agreement or in any certificates or other documents delivered prior to or as of the Paragon Plan Closing shall survive the Paragon Plan Closing and will continue in full force and effect for a period of three years after the Effective Date; provided, that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4(a), Section 3.9, 4.1, 4.2, 4.3 and 4.4(a) shall survive the Paragon Plan Closing and shall continue in full force and effect indefinitely. If a claim shall be made by a Party hereto against another Party hereto prior to the expiration of the applicable survival period, then such survival period shall be extended as it relates to such claim until such claim has been satisfied or otherwise resolved as provided in this Article VII. The covenants and agreements of Noble and Paragon that are required to be performed by either such Person after the Paragon Plan Closing shall survive the Paragon Plan Closing in accordance with their respective terms.
Section 7.2.    Indemnification Obligations and Procedure.
(a)    Subject to, and except as otherwise provided in, the provisions of this Article VII, from and after the Effective Date, Paragon shall indemnify and hold

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harmless Noble and its Affiliates and their respective Representatives (collectively, the “Noble Indemnified Parties”) from and against all Losses that the Noble Indemnified Parties incur arising from or out of or related to:
(i)    any inaccuracy or breach of any representation or warranty of Paragon in this Agreement or in any certificate delivered pursuant to this Agreement;
(ii)    any inaccuracy or breach of any representation or warranty of Paragon in this Agreement as of the Effective Date, each of which representations and warranties will be deemed for purposes of this Section 7.2(a)(ii) to have been made by Paragon as of the Effective Date, except that those representations and warranties that are made as of a specific date need only be true as of such date; and
(iii)    any breach of, or failure to perform or comply with, any covenant or agreement of Paragon contained in this Agreement.
(b)    Subject to, and except as otherwise provided in, the provisions of this Article VII, from and after the Effective Date, Noble shall indemnify and hold harmless Paragon and its Affiliates and their respective Representatives (collectively, the “Paragon Indemnified Parties”) from and against all Losses that the Paragon Indemnified Parties incur arising from or out of or related to:
(i)    any inaccuracy or breach of any representation or warranty of Noble in this Agreement or in any certificate delivered pursuant to this Agreement;
(ii)    any inaccuracy or breach of any representation or warranty of Noble in this Agreement as of the Effective Date, each of which representations and warranties will be deemed for purposes of this Section 7.3(b)(ii) to have been made by Noble as of the Effective Date, except that those representations and warranties that are made as of a specific date need only be true as of such date; and
(iii)    any breach of, or failure to perform or comply with, any covenant or agreement of Noble contained in this Agreement.
(c)    Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 7.2, (x) a breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality, material adverse effect (which instead will be read as any adverse effect or change) or similar language, and (y) the amount of Losses in respect of any breach of a representation or warranty, including any deemed breach resulting from the application of clause (x), shall be determined without regard to any limitation or qualification as to

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materiality, material adverse effect (which instead will be read as any adverse effect or change) or similar language set forth in such representation or warranty.
(d)    The party or parties making a claim for indemnification under Sections 7.2(a) or 7.2(b) shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” and the party or parties against whom such claims are asserted under this Section 7.2 shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party”. All claims by any Indemnified Party under this Article VII shall be asserted and resolved as follows:
(i)    In the event that (i) any claim, demand or proceeding is asserted or instituted by any Person other than the Parties to this Agreement or their Affiliates which could give rise to Losses for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim, demand or proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim”), the Indemnified Party shall promptly send to the Indemnifying Party a written notice describing in reasonable detail (based on the information then reasonably available to the Indemnified Party) the nature of such claim, demand or proceeding and the amount or estimated amount thereof if known (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or proceeding) and the basis of the Indemnified Party’s request for indemnification hereunder (a “Claim Notice”). In addition, the Indemnified Party shall deliver to the Indemnifying Party copies of all material written evidence of any claim which is in the Indemnified Party’s possession (including, with respect to claims related to environmental matters, sampling and testing results). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a Third Party Claim. Notwithstanding anything herein to the contrary, the failure of the Indemnified Party to give notice or provide documents as provided herein shall not relieve the Indemnifying Party of its respective indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure to give notice or provide documents.
(ii)    In the event of a Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that (A) counsel for the Indemnifying Party who shall conduct the defense or settlement of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, (B) the Indemnifying Party proceeds in good faith, expeditiously and diligently, and (C) the Indemnifying Party provides the Indemnified Party a written undertaking reasonably acceptable as to form to the Indemnified Party to post any necessary bond or other

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security required in order to stay any judgment pending an appeal in the event the Indemnifying Party shall elect to prosecute such appeal. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except as provided below. If the Indemnifying Party assumes such defense as provided herein, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that, except as otherwise provided herein, the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). Notwithstanding an Indemnifying Party’s election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest. If the Indemnifying Party shall (y) fail to notify in writing the Indemnified Party of its intent to exercise its rights to defend any Third Party Claim within 10 Business Days after receipt of any Claim Notice with respect thereto or (z) after commencing or undertaking any such defense or settlement, fail to diligently prosecute, or withdraw from, such defense or settlement, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. If the Indemnified Party assumes the defense of such Third Party Claim pursuant to the preceding sentence and proposes to settle such Third Party Claim prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof but, in the case of clause (z) of the preceding sentence, shall not settle such Third Party Claim or forego appeal with respect thereto without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party fails to respond to such notice within thirty (30) days, the Indemnified Party may take any such action at the Indemnifying Party’s expense. Except as contemplated by the prior sentence, in the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, each Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Section 7.2 with respect to such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim, demand or proceeding which the Indemnifying Party defends, or, if appropriate and related to the claim, demand or proceeding in question, in making any counterclaim against the Person

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asserting the Third Party Claim, or any cross-complaint against any Person. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms (1) does not provide for injunctive or other non-monetary relief effecting the Indemnified Party, (2) includes as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a full and unconditional release from all liability with respect to such Third Party Claim and (3) obligates the Indemnifying Party to pay the full amount of the liability (including all costs and expenses) in connection with such Third Party Claim.
(iii)    In the event of a Direct Claim the Indemnifying Party shall notify the Indemnified Party within 90 Business Days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, either Party may pursue a remedy at law or in equity.
(iv)    From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates, and shall make employees available on a reasonable and mutually convenient basis to provide additional information and explanation of any material provided hereunder. All such access shall be granted during normal business hours and shall be granted under conditions, which will not interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice or defense of a Third Party Claim or a Direct Claim) or disclose to any third person other than the Indemnifying Party’s representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 7.2(d)(iv).
ARTICLE VIII

TERMINATION
Section 8.1.    Termination. This Agreement may be terminated at any time prior to the Effective Date:
(e)    by written agreement of Paragon and Noble;
(f)    by Noble if Paragon files any plan of reorganization in the Paragon Cases that does not incorporate the terms and conditions of this Agreement;

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(g)    by Noble if Paragon files any motion in the Bankruptcy Court seeking to terminate its obligations under this Agreement; or
(h)    by Noble pursuant to Section 9.10.
Section 8.2.    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement, insofar as it relates to the Parties’ rights and obligations relating thereto, shall thereafter become void and have no effect, and, except for the obligations of the Parties contained in this Section 8.2, and Article IX (and any related definitional provisions set forth in Article I or Appendix A), no Party shall have any liability to the other Party or their respective Affiliates, or their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives or employees or their heirs, successors and permitted assigns, other than the liability of a Party for breach of this Agreement.
ARTICLE IX

MISCELLANEOUS
Section 9.1.    Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (a) when personally delivered, (b) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent, (c) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (d) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (d) shall also be sent pursuant to clause (a), (b) or (c)), in each case, to such Party at the address or facsimile number set forth below, or to such other address or facsimile number for a Party as it shall have specified by like notice.
To Noble:
Noble Corporation plc
Devonshire House
1 Mayfair Place
London, England W1J8AJ
Telephone:
Facsimile No.:
Attention:    William E. Turcotte
With a copy (which shall not constitute notice) to:

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Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, Texas 77002
Telephone: (713) 655-5100
Facsimile No.: (713) 655-5200
Attention: Frank Bayouth
To Paragon:
Paragon Offshore plc
c/o Paragon Offshore Services LLC
3151 Briarpark Drive
Houston, Texas 77042
Telephone:    (832) 783-4000
Facsimile No.:

Attention:	Todd D. Strickler
With a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges, LLP
767 Fifth Avenue
New York, New York 10153
Telephone:    (212) 310-8000
Facsimile No.:    (212) 310-8007
Attention:    Gary T. Holtzer
Section 9.2.    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party against whom such waiver is intended to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 9.3.    No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, no Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party hereto. Except for the Release and as otherwise provided in Article VII, nothing in this Agreement, express or implied, is intended to

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confer upon any Person other than Noble, Paragon, and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement.
Section 9.4.    Entire Agreement. This Agreement (including all Schedules, Exhibits and Appendices hereto), the TSA Side Letter and the Separation Agreements contain the entire agreement among the Parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which Party caused such provisions to be drafted. Each of the Parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement and the Amendment to Tax Sharing Agreement.
Section 9.5.    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. Notwithstanding the foregoing or anything to the contrary herein, all filing fees and similar expenses incurred in connection with the filings required to be made to seek to obtain the Bankruptcy Court Approval shall be bourne by Paragon.
Section 9.6.    Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IN THE UNITED STATES OF AMERICA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Prior to the dismissal of the Paragon Cases, the Bankruptcy Court shall have exclusive jurisdiction over this Agreement (unless the Bankruptcy Court is prohibited by law or permissively abstains from deciding the matter, in which case the District Court for the Southern District of New York shall have exclusive jurisdiction). After the dismissal of the Paragon Cases, each Party agrees that it shall bring any litigation with respect to any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (together with the appellate courts thereof, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over either Party hereto, (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1 of this Agreement, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient. Notwithstanding anything herein to the

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contrary, (i) nothing in this Section 9.6 shall prohibit any Party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (ii) each Party agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.
Section 9.7.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.8.    Counterparts. This Agreement may be executed in one or more counterparts, each of which, including those received via facsimile transmission or email, shall be deemed an original, and all of which shall constitute one and the same Agreement.
Section 9.9.    Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.
Section 9.10.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Notwithstanding the foregoing, if the Release is found to be invalid or unenforceable in any respect, Noble shall be entitled to terminate this Agreement.

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[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

PARAGON OFFSHORE PLC By: /s/ Randall D. Stilley Name: Randall D. Stilley Title: President, CEO & Director	NOBLE CORPORATION PLC By: /s/ Julie J. Robertson Name: Julie J. Robertson Title: Executive Vice President

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APPENDIX A
DEFINITIONS

In this Appendix, and in the Agreement and Schedules thereto, the following terms shall have the meanings assigned below and the terms listed in the chart below shall have the meanings assigned to them in the Section set forth opposite to such term (unless otherwise specified, section references in this Appendix are to Sections of this Agreement):

Term:	Section:
Agreement	Preamble
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Chosen Courts	9.9
Claim Notice	7.2(d)(i)
Direct Claim	7.2(d)(i)
Distribution	Recitals
Effective Date	2.4
Indemnified Party	7.2(d)
Indemnifying Party	7.2(d)
Noble	Preamble
Noble Indemnified Parties	7.2(a)
Noble Releasees	2.1(a)
Paragon	Preamble
Paragon Cases	Recitals
Paragon Entities	Recitals
Paragon Indemnified Parties	7.2(b)
Paragon Plan	Recitals
Party; Parties	Preamble
PSA	Recitals
Release	2.1(a)
Released Claims	2.1(a)
Restructuring	Recitals
Restructuring Parties	Recitals
Separation	Recitals
Separation Agreement	Recitals
Spin-Off	Recitals
Term Sheet	Recitals
Third Party Claim	7.2(d)(i)
TSA Side Letter	Recitals

“Affiliate” means, with respect to any subject Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such subject Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Amendment to Tax Sharing Agreement” means the amendment to the Tax Sharing Agreement substantially in the form attached hereto as Exhibit B.
“Applicable Paragon Tax Liability” has the meaning set forth for “Specified Mexican Taxes” in the Amendment to Tax Sharing Agreement.
“Bankruptcy Court Approval” means an order of the Bankruptcy Court approving this Agreement (including, without limitation, the Confirmation Order), which order shall not be subject to a stay of execution.
“Business Day” means a day other than any day on which banks are authorized or obligated by Law or executive order to close in New York, New York.
“Confirmation Order” means the order of the Bankruptcy Court confirming the Paragon Plan pursuant to section 1129 of the Bankruptcy Code.
“Contracts” means any agreement, arrangement, commitment or instrument, written or oral, including any loan or credit agreement or other agreement evidencing indebtedness, promissory note, letter of credit, purchase order, bond, mortgage, indenture, guarantee, permit, lease, sublease, license, sublicense, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto
“Employee Matters Agreement” means that certain Employee Matters Agreement, dated July 31, 2014, by and between Noble and Paragon, as the same may be amended by the parties thereto from time to time in accordance with the terms thereof.
“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.
“Governmental Authorizations” means all licenses, permits, certificates, grants, franchises, waivers, consents and other similar authorizations or approvals issued by or obtained from a Governmental Entity.

“Governmental Entity” means (a) any U.S. or non-U.S. federal, state, provincial, municipal or local government, court, arbitrator, tribunal, administrative agency, commission, insurance or securities regulatory or self-regulatory body, securities or commodities exchange, or other political subdivision thereof, or any other entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any of the foregoing, and (b) any supranational organization of sovereign states exercising such functions for such sovereign states.
“Knowledge” means (i) with respect to Paragon, the actual knowledge of Randall D. Stilley, Steven A. Manz, Todd D. Strickler or Brian Hefty after due inquiry of their direct reports and (ii) with respect to Noble, the actual knowledge of David W. Williams, Dennis J. Lubojacky, William E. Turcotte or Barbra Beaulieu after due inquiry of their direct reports.
“Law” means any constitution, law, statute, ordinance, rule, regulation, regulatory requirement, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity or securities exchange.
“Lien” means any encumbrance, mortgage, security interest, indenture, deed of trust, pledge, preferential arrangement, deposit, restriction, burden, lien (including environmental and tax liens), license, lease, sublease, right of first refusal, right of first offer, charge, hypothecation, privilege, easement, right-of-way, reservation, option, preferential purchase right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.
“Litigation” means any civil, criminal or administrative actions, proceedings, suits, demands, claims, hearings, inquiries, notices of violation or investigations filed by or before any Governmental Entity, arbitral panel or mediator.
“Losses” means any and all damages, loss, liabilities, expenses, assessments, claims, actions, suits, proceedings, employee benefit claims, taxes, penalties, interest, awards, judgments, settlements (including without limitation, reasonable out-of-pocket fees and expenses incurred in investigating and establishing such losses and reasonable attorneys' fees and expenses), decreased to take into account any deduction, credit or other tax benefit actually realized with respect to such Loss.
“Master Separation Agreement” means that certain Master Separation Agreement, dated July 31, 2014, by and between Noble and Paragon, as the same may be amended by the parties thereto from time to time in accordance with the terms thereof.
“Mexican Governmental Authorities” has the meaning set forth in the Tax Sharing Agreement.

“Organizational Documents” means certificates of incorporation, articles, by-laws or other organizational documents.
“Paragon Business” has the meaning set forth in Section 1.1 of the Master Separation Agreement.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.
“Representative” or “Representatives” means, with respect to a particular Person, any director, member, limited or general partner, equityholder, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.
“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions are owned (directly or indirectly through a Subsidiary, nominee arrangement or otherwise) by such Person.
“Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated July 31, 2014, by and between Noble and Paragon, as the same may be amended by the parties thereto from time to time in accordance with the terms thereof.
“Transition Services Agreement” means that certain Transition Services Agreement, dated July 31, 2014, by and between Noble and Paragon, as the same may be amended by the parties thereto from time to time in accordance with the terms thereof.
“Transition Services Agreement (Brazil)” means that certain Transition Services Agreement (Brazil), dated July 31, 2014, by and between Noble and Paragon, as the same may be amended by the parties thereto from time to time in accordance with the terms thereof.

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Schedule I - Applicable Paragon Tax Liabilities and Bonded Amounts
As of February 11, 2016

Entity	Tax Year	Current Tax Audit Claims (MXN)	Current Tax Audit Claims (USD)**	Current Amount Bonded
Paragon Offshore Contracting SARL (Tax ID NCS060612EIA)	2007	$1,463,554,367	$77,811,800	—
Paragon Offshore Contracting SARL (Tax ID NCS060612EIA)	2008	$2,069,258,564	$110,014,863	—
Paragon Offshore Leonard Jones LLC (Tax ID NLJ030721U37)	2007	$9,323,036	$495,672	—
Total*		$3,542,135,967	$188,322,335	—

* No current Tax Audit Claims for tax years 2009 and 2010
** Using spot FX of 17.3776 at February 11, 2016.

Schedule I

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Exhibit A

Form of Release

Pursuant to that certain Definitive Settlement Agreement, dated as of April 29, 2016, as may be amended from time to time (the “Settlement Agreement”), by and between Paragon Offshore PLC (“Paragon”) and Noble Corporation plc (“Noble”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, [______], a [_______] (the“Releasor”) hereby irrevocably agrees for the express benefit of Noble and each other Noble Releasee (as defined herein) as set forth below. Capitalized terms which are used but not defined herein shall have the meanings set forth in the Settlement Agreement.

(a)    On behalf of itself and each of its Affiliates, the Releasor forever releases, acquits and discharges (the “Release”) Noble and each of its Affiliates, together with their respective current and former principals, officers, directors, managers, general partners, employees, agents, parent companies, subsidiaries, affiliates, attorneys, accountants, predecessors, successors, assigns, heirs, administrators, executors, supervisors, and representatives of any kind (collectively, the “Noble Releasees”), jointly and severally, from and against any and all claims, disputes, liabilities, suits, demands, liens, actions, proceedings and causes of action of every kind and nature, and from all damages, injuries, losses, debts, contributions, indemnities, compensation, obligations, costs, attorneys’ fees and expenses of whatever kind and character, whether past or present, direct or derivative, known or unknown, fixed or contingent, whether in law, in equity or otherwise, whether liquidated or unliquidated, whether matured or unmatured, whether asserted or unasserted, whether accrued or unaccrued, which the Releasor or any of its Affiliates has or might claim to have against any one or more of the Noble Releasees, as of the Effective Date, in any way arising out of, relating to, or in connection with any matter relating to the Spin-Off (the “Released Claims”); provided, however, that the Released Claims shall not include any obligations of Noble under any Separation Agreement. Without limiting the foregoing, the Release shall include any Noble Releasee that acted as a director of the Releasor in such Noble Releasee’s capacity as a director of the Releasor. The Released Claims include, without limitation, any fraudulent transfer or similar claims arising under section 548 of the Bankruptcy Code or any similar state or foreign statute. At any time on or after the Effective Date, at the request of Noble, the Releasor shall cause each of its Affiliates to duly execute and deliver to Noble a release in the form hereof.
(b)    The Releasor further covenants not to, and to cause each of its Affiliates not to, sue the Noble Releasees for or by reason of any Released Claim.
(c)    The Release extends to claims that neither the Releasor nor any of its Affiliates knows or suspects to exist at the time of the release, which if known,

1

might have affected the decision to enter into this Release. With respect to the Release, the Releasor and each of its Affiliates shall be deemed to waive any and all provisions, rights and benefits conferred by any Law, including any Law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person’s release of unknown claims.
(d)    The Releasor acknowledges, on behalf of itself and each of its Affiliates, that it may discover facts in addition to or different from those that it or its Affiliates now knows or believes to be true with respect to the subject matter of the Release hereunder, and it is the Releasor’s intention, as set forth above, to fully, finally, and forever settle and release any and all claims and matters within the scope of the Release, whether known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.
(e)    Nothing in this Release shall be construed to limit the Releasor’s ability to bring an action to enforce any violation by any party of its obligations, covenants, representations or warranties set forth in the Settlement Agreement.

IN WITNESS WHEREOF, the Releasor has executed or caused to be executed this Release as of the date first written above.

By: Name: Title:

Exhibit A-2

Exhibit B

FORM OF
AMENDED AND RESTATED
TAX SHARING AGREEMENT
between
NOBLE CORPORATION PLC
and
PARAGON OFFSHORE PLC
dated as of
[__], 2016

Exhibit B
Protected by FRE 408

ARTICLE I DEFINITIONS AND EXAMPLES    2

Section 1.1	Definitions 2

Section 1.2	Examples 8
ARTICLE II TAX LIABILITIES AND TAX BENEFITS    8

Section 2.1	Noble Taxes 8

(a)	Liability for Taxes 8

(b)	Payment for Paragon Tax Benefits 9

Section 2.2	Paragon Taxes 9

(a)	Liability for Taxes 9

(b)	Payment for Noble Tax Benefits 10

Section 2.3	Rules for Determining from which Business a Tax Item Arises 10

(a)	General Rule 10

(b)	Brazil 10

(c)	Mexico 10

(d)	Norway 10

(e)	Netherlands 11

(f)	Standard Specification Jurisdictions 11

(g)	High Specification Jurisdictions 11

(h)	Overhead Costs 11

(i)	Tax Benefits Arising from Equity Awards 11

Section 2.4	Special Rules 11

i

Exhibit B
Protected by FRE 408

(a)	Pro Forma Stand-Alone Basis 11

(b)	Allocation in Straddle Periods 12

(c)	Differences between Taxes Shown on Joint Return and Taxes Computed on a Pro Forma Stand-Alone Basis 12

Section 2.5	Specified Mexican Taxes 12

(a)	Liability for Specified Mexican Taxes 12

(b)	Tax Benefits Arising from the Payment of Specified Mexican Taxes 13
ARTICLE III PREPARATION AND FILING OF TAX RETURNS    13

Section 3.1	Joint Returns 13

(a)	Preparer of Joint Returns 13

(b)	Procedures Governing Joint Returns 13

Section 3.2	Separate Returns 13

(a)	Preparer of Separate Returns—General Rule 13

(b)	Special Rule for Certain Mexican Returns 14

Section 3.3	Special Rules Relating to the Preparation of Tax Returns 14

(a)	General Rule 14

(b)	Paragon Returns 14

(c)	Reimbursement for Costs Incurred by Preparer 14

(d)	Allocation of Tax Items Between Joint Return and Related Separate Return 14

(e)	Standard of Performance 14

(f)	Preparer of Returns Required in Connection with Specified Mexican Tax Contests 14

(g)	Preparing and Filing Consistently with Specified Mexican Tax Contests 15

Exhibit B
Protected by FRE 408

Section 3.4	Financial Accounting Reports 15
ARTICLE IV TAX PAYMENTS    15

Section 4.1	Payment of Taxes to Tax Authorities 15

Section 4.2	Indemnification Payments 15

(a)	Tax Payments Made by the Paragon Group 15

(b)	Tax Payments Made by the Noble Group 15

(c)	Credit for Prior Deemed Tax Payments 15

(d)	Payments for Tax Benefits 16

Section 4.3	Special Rule for Payment of Certain Mexican Tax Receivables 16

Section 4.4	Special Rule for 2013 Brazilian Taxes and Refunds 16

Section 4.5	Special Rule for Brazilian Judicial Deposit 16

Section 4.6	Special Rule for U.S. Refunds 17

Section 4.7	Initial Determinations and Subsequent Adjustments 17

Section 4.8	Interest on Late Payments 17

Section 4.9	Payments by or to Other Group Members 18

Section 4.10	Procedural Matters 18

Section 4.11	Tax Consequences of Payments 18

Section 4.12	Offset Payments 18
ARTICLE V TAX CONTESTS    19

Section 5.1	Notices 19

Section 5.2	Control of Tax Contests 19

Exhibit B
Protected by FRE 408

(a)	General Rule 19

(b)	Tax Contests Involving Certain Taxes Reported on a Joint Return 19

(c)	Tax Contests Involving Taxes Reported on Certain Brazilian Tax Returns 19

(d)	Tax Contests Involving Mexican Tax Receivables 20

(e)	Non-Controlling Party Participation Rights 20

(f)	Tax Contests Involving Specified Mexican Taxes 20

Section 5.3	Bonding 21
ARTICLE VI ASSISTANCE AND COOPERATION    21

Section 6.1	Provision of Information 21

(a)	Information with Respect to Joint Returns 21

(b)	Information with Respect Tax Payments 22

(c)	Information with Respect to Separate Returns 22

(d)	Information with Respect to Tax Contests 23

Section 6.2	Reliance on Exchanged Information 23

Section 6.3	Provision of Assistance and Cooperation 23

(a)	Assistance with Respect to Joint Returns 23

(b)	Assistance with Respect to Tax Contests 24

(c)	Cooperation 24

Section 6.4	Supplemental Rulings and Supplemental Tax Opinions 24

Section 6.5	Withholding and Reporting 25

Section 6.6	Retention of Tax Records 25

Section 6.7	Confidentiality 25

Exhibit B
Protected by FRE 408

ARTICLE VII RESTRICTION ON CERTAIN ACTIONS OF THE GROUPS    25

Section 7.1	General Restrictions 25

Section 7.2	Restricted Actions Relating to Tax Materials 25

Section 7.3	Certain Paragon Actions Following the Spin-off 25

(a)	General Rule 25

(b)	Opinion of Counsel with Respect to Restricted Actions 26

Section 7.4	Restricted Actions Relating to Tax Authorities in Mexico 26
ARTICLE VIII MISCELLANEOUS    27

Section 8.1	Entire Agreement 27

Section 8.2	Governing Law 27

Section 8.3	Termination 27

Section 8.4	Notices 27

Section 8.5	Counterparts 27

Section 8.6	Binding Effect; Assignment 27

Section 8.7	No Third party Beneficiaries 28

Section 8.8	Severability 28

Section 8.9	Failure or Indulgence Not Waiver; Remedies Cumulative 28

Section 8.10	Amendment 28

Section 8.11	Authority 28

Section 8.12	Specific Performance 28

Section 8.13	Construction 29

Section 8.14	Performance Guarantees 29

v

Exhibit B
Protected by FRE 408

Section 8.15	Limitation of Liability 29

Section 8.16	Predecessors or Successors 29

Section 8.17	Expenses 29

Section 8.18	Amendment Effective Date 29

Section 8.19	Change in Law 29

Section 8.20	Disputes 29

Exhibit B
Protected by FRE 408

AMENDED AND RESTATED TAX SHARING AGREEMENT
This AMENDED AND RESTATED TAX SHARING AGREEMENT (this “Agreement”) is entered into as of [__], 2016, between Noble Corporation plc, a public limited company organized under the laws of England and Wales (“Noble”) and Paragon Offshore plc, a public limited company organized under the laws of England and Wales (“Paragon”). Paragon and Noble sometimes are referred to herein individually as a “Party,” and collectively as the “Parties.” Unless otherwise indicated, all “Article” and “Section” references in this Agreement are to the articles and sections of this Agreement.
RECITALS
WHEREAS, Paragon was, prior to the Spin-off (as defined below), an indirect, wholly-owned Subsidiary of Noble;
WHEREAS, the Board of Directors of Noble determined it would be in the best interests of Noble and its stockholders for Noble to separate the Paragon Business from the Noble Business (the “Separation”);
WHEREAS, Noble and Paragon entered into a Master Separation Agreement as of July 31, 2014 in order to set forth the principal arrangements between them regarding the terms of the Separation;
WHEREAS, the Parties entered into a Tax Sharing Agreement dated as of July 31, 2014 (the “Original Tax Sharing Agreement”) to provide for and agree upon the allocation between the Parties of Taxes and Tax Benefits arising prior to, and as a result of, and subsequent to the Separation, and provide for and agree upon other matters relating to Taxes;
WHEREAS, on August 1, 2014, Noble distributed to its shareholders all of the shares of Paragon stock in a transaction (the “Spin-off”) intended to qualify as a transaction described under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”);
WHEREAS, on February 12, 2016, in connection with the execution of a Term Sheet setting forth the principal terms of a compromise and settlement between the Parties with respect to certain claims relating to the Spin-off, the Parties entered into a binding side letter agreement (the “Side Letter”) to provide for certain modifications to the Original Tax Sharing Agreement, such modifications to be effective only during the period beginning on the date of execution of such Side Letter and ending on the date recited above on which the Parties entered into this Agreement (the “Amendment Effective Date”); and
WHEREAS, in connection with the Parties entering into a Definitive Settlement Agreement dated as of April 29, 2016, with respect to such claims, the Parties hereto wish to enter into this Agreement to amend and restate the Original Tax Sharing Agreement, in its entirety, superseding any prior amendments or modifications to the Original Tax Sharing Agreement, including those modifications made pursuant to the Side Letter.

Exhibit B
Protected by FRE 408

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
Article I

DEFINITIONS AND EXAMPLES
Section 1.1    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.
“Agreement” has the meaning set forth in the preamble hereto.
“Amendment Effective Date” has the meaning set forth in the recitals hereto.
“Brazilian High Specification Rig Days” means, with respect to a Tax Year, the total number of days during such Tax Year that High Specification Rigs are present in Brazil, provided that (i) any single day in which multiple High Specification Rigs are present will be counted as a number of days equal to the number of such rigs present on such day and (ii) any High Specification Rig that is present in Brazil on any day in which services are being provided with respect to such rig pursuant to the Brazilian Services Agreement will, solely for purposes of this definition, not be treated as a High Specification Rig on such day. For this purpose, a rig shall be treated as “present in Brazil” beginning on the record date of importation of such rig for Brazilian customs purposes and shall cease to be so treated on the record date of exportation of such rig for Brazilian customs purposes.
“Brazilian Services Agreement” means that certain Transition Services Agreement, dated the date hereof, entered into among Paragon Offshore do Brasil Limitada, Paragon Offshore (Nederland) B.V., Paragon, Noble Corporation, Noble Dave Beard Limited, and Noble Drilling (Nederland) II B.V. in connection with the Separation.
“Brazilian Standard Specification Rig Days” means, with respect to a Tax Year, the total number of days during such Tax Year that Standard Specification Rigs are present in Brazil, provided that (i) any single day in which multiple Standard Specification Rigs are present will be counted as a number of days equal to the number of such rigs present on such day and (ii) any High Specification Rig that is present in Brazil on any day in which services are being provided with respect to such rig pursuant to the Brazilian Services Agreement will, solely for purposes of this definition, be treated as a Standard Specification Rig on such day. For this purpose, a rig shall be treated as “present in Brazil” beginning on the record date of importation of such rig for Brazilian customs purposes and shall cease to be so treated on the record date of exportation of such rig for Brazilian customs purposes.

Exhibit B
Protected by FRE 408

“Business” means the Noble Business or the Paragon Business, as the context requires.
“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in London, England, are authorized or obligated by applicable law or executive order to close.
“Code” has the meaning set forth in the recitals hereto.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company or other ownership interests, by contract or otherwise. “Controlled” has a meaning correlative to the foregoing.
“Controlling Party” means the Party that has primary responsibility, control and discretion in handling, settling or conducting a Tax Contest pursuant to Section 5.2.
“Due Date” has the meaning set forth in Section 4.8.
“Governmental Authority” shall mean any U.S. federal, state, local or non-U.S. court, government (or political subdivision thereof), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.
“Group” means the Noble Group or the Paragon Group, as the context requires.
“High Specification Rigs” means those drilling rigs owned or leased by Noble Group or Paragon Group that are not Standard Specification Rigs.
“IRS” means the Internal Revenue Service.
“IRS Submission” means the Ruling Request and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the Rulings.
“Joint Return” means any Tax Return that includes Tax Items attributable to both the Noble Business and the Paragon Business; provided, however, that (i) Tax Items carried forward from a Tax Year beginning on or before the Spin-off Date to a Tax Year beginning after the Spin-off Date and (ii) Tax Items described in Section 2.3(i) shall be ignored for purposes of this determination.
“Master Separation Agreement” means that certain Master Separation Agreement, dated July 31, 2014, entered into between Noble and Paragon in connection with the Separation.
“Noble” has the meaning set forth in the preamble hereto.

Exhibit B
Protected by FRE 408

“Noble Business” has the meaning set forth in Section 1.1 of the Master Separation Agreement.
“Noble Group” means Noble and each Subsidiary of Noble (but only while such Subsidiary is a Subsidiary of Noble) other than any Person that is a member of the Paragon Group.
“Noble Taxes” has the meaning set forth in Section 2.1(a).
“Non-Controlling Party” means the Party that does not have primary responsibility, control and discretion in handling, settling or conducting a Tax Contest pursuant to Section 5.2.
“Non-Preparer” means the Party that is not responsible for the preparation and filing of a Joint Return or a Separate Return, as applicable, pursuant to Article III.
“Original Effective Date” means July 31, 2014, the date on which the parties entered into the Original Tax Sharing Agreement.
“Original Tax Sharing Agreement” has the meaning set forth in the recitals hereto.
“Paragon” has the meaning set forth in the preamble hereto.
“Paragon Business” has the meaning set forth in Section 1.1 of the Master Separation Agreement.
“Paragon Group” means (i) with respect to any Pre-Spin Period, Paragon and each other Subsidiary of Noble that is (or will be) a Subsidiary of Paragon on the Spin-off Date and (ii) with respect to any Post-Spin Period, Paragon and each Subsidiary of Paragon (but only while such Subsidiary is a Subsidiary of Paragon).
“Paragon Taxes” has the meaning set forth in Section 2.2(a).
“Party” has the meaning set forth in the preamble hereto.
“Payment Date” means (i) with respect to any U.S. federal income tax return, any of (A) the due date for any required installment of estimated taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, or (C) the date the return is filed, as applicable, and (ii) with respect to any other Tax Return, any of the corresponding dates determined under the applicable Tax Law.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

Exhibit B
Protected by FRE 408

“Post-Spin Period” means any Tax Year (or portion thereof) beginning after the Spin-off Date.
“Pre-Spin Period” means any Tax Year (or portion thereof) ending on or before the Spin-off Date.
“Preparer” means the Party that is responsible for the preparation and filing of a Joint Return or a Separate Return, as applicable, pursuant to Article III.
“Prime Rate” means the fluctuating commercial loan rate announced by JPMorgan Chase Bank, National Association from time to time at its New York, NY office as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on the date of determination.
“Related Separation Transactions” means the transactions described in Schedule 1.1.
“Requesting Party” has the meaning set forth in Section 6.4.
“Rulings” mean (i) PLR-128740-13 issued to Noble and dated October 21, 2013, and (ii) PLR-128741-13, issued to Noble Holding (U.S.) Corporation and dated October 21, 2013.
“Ruling Request” means Noble’s and Noble Holding (U.S.) Corporation’s request for substantially identical rulings filed with the IRS, dated June 24, 2013 (which incorporates prior submissions dated January 23, 2013, March 8, 2013, May 3, 2013, and May 29, 2013), as supplemented on July 11, 2013, and October 18, 2013 (in each case, including all appendices, schedules, attachments, and exhibits thereto), and additional related email correspondence with the IRS.
“Separate Return” means any Tax Return that is not a Joint Return.
“Separation” has the meaning set forth in the recitals hereto.
“Side Letter” has the meaning set forth in the recitals hereto.
“Specified Mexican Tax Contest” has the meaning set forth in Section 5.2(f).
“Specified Mexican Taxes” means (i) income taxes (Impuesto Sobre la Renta e Impuesto Empresarial a Tasa Única) and value added taxes (Impuesto al Valor Agregado) and any interest, penalties, additions to tax or any other amounts assessed in respect thereof (including, without limitation, inflation adjustments (actualizaciones), surcharges (recargos) and penalties and fines (multas)) imposed by Tax Authorities in Mexico and arising from the operation or ownership of the Paragon Business (determined pursuant to Section 2.3) for the Tax Years 2005, 2006, 2007, 2008, 2009 and 2010 and (ii) general import or export taxes (Impuesto General de Importación o Exportación) and any interest, penalties, additions to tax or any other amounts assessed in respect thereof (including, without limitation, customs processing fees

Exhibit B
Protected by FRE 408

(derechos de trámite aduanero), inflation adjustments (actualizaciones), surcharges (recargos) and penalties and fines (multas)) imposed by Tax Authorities in Mexico and arising from the operation or ownership of the Paragon Business (determined pursuant to Section 2.3) with respect to any Tax Year through and including 2010; provided, however, that Specified Mexican Taxes do not include any Taxes paid to a Tax Authority prior to February 12, 2016, the date of execution of the Side Letter. For the avoidance of doubt, no Tax that has not been paid prior to February 12, 2016, is excluded from being a Specified Mexican Tax solely by reason of being paid or ultimately resolved between February 12, 2016, and the Amendment Effective Date.
“Spin-off” has the meaning set forth in the recitals hereto.
“Spin-off Date” means August 1, 2014, the date on which the Spin-off occurred.
“Standard Specification Rigs” means the drilling rigs set forth on Schedule 1.1(c) of the Master Separation Agreement.
“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its Subsidiaries, or by such specified Person and one or more of its Subsidiaries.
“Supplemental IRS Submission” means any request for a Supplemental Ruling, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining any Supplemental Ruling.
“Supplemental Ruling” means any private letter ruling obtained by Noble or Paragon from the IRS which supplements or otherwise modifies the Rulings.
“Supplemental Tax Opinion” means, with respect to a specified action, an opinion (other than the Tax Opinion) from Tax Counsel to the effect that (subject to any customary assumptions, qualifications, and limitations set forth therein), (i) such action will not preclude the Spin-off from qualifying as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Noble and its shareholders (except with respect to cash received in lieu of fractional shares) and (ii) any Tax imposed on any part of the Related Separation Transactions will not be increased.
“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

Exhibit B
Protected by FRE 408

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the assessment, determination or collection of such Tax for such Governmental Authority.
“Tax Benefit” means any credit, deduction or other attribute that may have the effect of decreasing any Tax.
“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining or recovering Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).
“Tax Counsel” means (i) with respect to the Tax Opinion, Baker Botts L.L.P. or (ii) with respect to a Supplemental Tax Opinion, a nationally recognized law firm or accounting firm designated by the Party to whom such opinion is delivered.
“Tax Detriment” means any income, gain or other attribute that may have the effect of increasing any Tax.
“Tax Item” means any Tax Benefit or Tax Detriment.
“Tax Law” means the law of any Governmental Authority and any controlling judicial or administrative interpretations of such law, relating to any Tax.
“Tax Materials” means (i) the Rulings, (ii) each IRS Submission, (iii) the representation letters delivered to Tax Counsel in connection with the delivery of the Tax Opinion or Supplemental Tax Opinion, and (iv) any other materials delivered or deliverable by Noble, Paragon and others in connection with the rendering by Tax Counsel of the Tax Opinion or Supplemental Tax Opinion or the issuance by the IRS of the Rulings or any Supplemental Ruling.
“Tax Opinion” means the opinion delivered by Tax Counsel to Noble in connection with the Spin-off and Related Separation Transactions substantially to the effect that (subject to the assumptions, qualifications and limitations set forth therein) for U.S. federal income tax purposes (i) the Spin-off will qualify as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Noble, its shareholders (except with respect to cash received in lieu of fractional shares), and Paragon and (ii) certain Related Separation Transactions will be Tax-free to the parties involved.
“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.
“Tax Return” means any report of Taxes due (including estimated Taxes), any claims for refund of Taxes paid, any information return with respect to Taxes, or any other

Exhibit B
Protected by FRE 408

similar report, statement, declaration or document required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Tax Year” means, with respect to any Tax, the year, or other period, if applicable, for which the Tax is reported as provided under applicable Tax Law.
“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.
Section 1.2    Examples. The operation of various provisions of this Agreement is illustrated by examples in Schedule 1.2 hereto, and this Agreement shall be interpreted in accordance with such examples.
Article II

TAX LIABILITIES AND TAX BENEFITS
Except as otherwise provided in Section 5.1 (Notices) and Article VI (Assistance and Cooperation), the Parties shall be liable for and indemnify each other against Taxes and reimburse each other for the use of Tax Benefits as prescribed in this Article II and shall make payments with respect to such Taxes and Tax Benefits in accordance with Article IV (Tax Payments).
Section 2.1    Noble Taxes.
(a)    Liability for Taxes. For any Tax Year (or portion thereof), Noble shall be liable for and indemnify the Paragon Group against Noble’s allocable portion of Taxes imposed on the Noble Group and the Paragon Group (“Noble Taxes”). Such portion shall be determined by taking into account the following Tax Items on a pro forma stand-alone basis (as determined pursuant to Section 2.4(a)):
(i)    Tax Detriments resulting from the Spin-off or the Related Separation Transactions, except to the extent that such Tax Detriments are directly attributable to Paragon’s breach of any covenant or representation under Article VII,
(ii)    Tax Benefits resulting from the Spin-off or the Related Separation Transactions,
(iii)    Tax Detriments (other than Tax Detriments resulting from the Spin-off or the Related Separation Transactions) arising from the operation or ownership of the Noble Business,
(iv)    Tax Benefits (other than Tax Benefits resulting from the Spin-off or the Related Separation Transactions) arising from the operation or ownership of the Noble Business, and

Exhibit B
Protected by FRE 408

(v)    Tax Benefits (other than Tax Benefits resulting from the Spin-off or the Related Separation Transactions) arising from the operation or ownership of the Paragon Business, but only to the extent such Tax Benefits are not taken into account in calculating Paragon Taxes under Section 2.2(a)(iii).
(b)    Payment for Paragon Tax Benefits. Noble shall pay Paragon for any Tax Benefit that is taken into account in calculating Noble Taxes pursuant to Section 2.1(a)(v); provided, however, that (i) payment for any such Tax Benefit arising in a Pre-Spin Period and utilized in a Tax Year beginning before the Spin-off Date shall be required only if the creation or use of such Tax Benefit results from a Tax Contest resolved after the Spin-off Date and (ii) payment for any Tax Benefit arising from the payment of a Specified Mexican Tax shall be required only to the extent provided in Section 2.5(b).
Section 2.2    Paragon Taxes.
(a)    Liability for Taxes. For any Tax Year (or portion thereof), Paragon shall be liable for and indemnify the Noble Group against Paragon’s allocable portion of Taxes imposed on the Noble Group and the Paragon Group (“Paragon Taxes”); provided, however, that Paragon shall be liable for and indemnify the Noble Group against Paragon Taxes that are Specified Mexican Taxes only to the extent provided in Section 2.5(a). Such portion shall be determined by taking into account the following Tax Items on a pro forma stand-alone basis (as determined pursuant to Section 2.4(a)):
(i)    Tax Detriments resulting from the Spin-off or the Related Separation Transactions to the extent that such Tax Detriments are directly attributable to Paragon’s breach of any covenant or representation under Article VII,
(ii)    Tax Detriments (other than Tax Detriments resulting from the Spin-off or the Related Separation Transactions) arising from the operation or ownership of the Paragon Business,
(iii)    Tax Benefits (other than Tax Benefits resulting from the Spin-off or the Related Separation Transactions) arising from the operation or ownership of the Paragon Business, and
(iv)    Tax Benefits (other than Tax Benefits resulting from the Spin-off or the Related Separation Transactions) arising from the operation or ownership of the Noble Business, but only to the extent such Tax Benefits are not taken into account in calculating Noble Taxes under Section 2.1(a)(iv).
(b)    Payment for Noble Tax Benefits. Paragon shall pay Noble for any Tax Benefit that is taken into account in calculating Paragon Taxes pursuant to Section 2.2(a)(iv); provided, however, that (i) payment for any such Tax Benefit arising in a Pre-Spin Period and utilized in a Tax Year beginning before the Spin-off Date shall be required only if the creation or use of such Tax Benefit results from a Tax Contest resolved after the Spin-off Date and (ii) payment for any

Exhibit B
Protected by FRE 408

Tax Benefit arising from the payment of a Specified Mexican Tax shall be required only to the extent provided in Section 2.5(b).
Section 2.3    Rules for Determining from which Business a Tax Item Arises. For purposes of Article II, the following rules shall apply to determine from which Business a Tax Item arises:
(a)    General Rule. Except to the extent otherwise provided in this Section 2.3, Tax Items shall be deemed to arise from the operation or ownership of the Business to which such items are most closely related.
(b)    Brazil. Tax Items related to Taxes imposed by a Tax Authority in Brazil for a Tax Year shall be deemed to arise from the operation or ownership of the Noble Business and the Paragon Business in the same proportion as the number of Brazilian High Specification Rig Days bears to the number of Brazilian Standard Specification Rig Days, respectively, for such Tax Year. For the avoidance of doubt, the Parties agree that the allocation of Tax Benefits set forth on Schedule 2.3(b) is consistent with this Section 2.3(b).
(c)    Mexico. Tax Items related to Taxes imposed on any member of the Noble Group or the Paragon Group (other than Paragon Offshore Contracting GmbH or Noble Mexico Limited) by any Governmental Authority in Mexico with respect to a Pre-Spin Period shall be deemed to arise from the operation or ownership of the Paragon Business; provided, however, that any Taxes resulting from the restructuring or dissolution of any Person listed on Schedule 2.3(c) shall be deemed to arise from the operation or ownership of the Noble Business.
(d)    Norway. Net operating losses incurred by Paragon Offshore Drilling AS, Paragon Offshore AS, or Paragon Seillean AS during a Pre-Spin Period shall be deemed to arise from the operation or ownership of the Paragon Business, provided, however, that any such net operating losses shall be deemed to arise from the operation or ownership of the Noble Business to the extent such losses are used to offset any deferred gains arising in Norway from the operation or ownership of the Noble Business.
(e)    Netherlands. Tax Items related to Taxes imposed on Noble-Neddrill International Limited by any Governmental Authority in the Netherlands shall be deemed to arise from the operation or ownership of the Paragon Business. Tax Items related to Taxes imposed on Noble Drilling (Nederland) II B.V. and Noble Resources Limited by any Governmental Authority in the Netherlands shall be deemed to arise from the operation or ownership of the Noble Business.
(f)    Standard Specification Jurisdictions. Tax Items related to Taxes imposed by any Governmental Authority in Brunei, Cameroon, Congo, Denmark, Gabon, India, Ivory Coast, Labuan, Malaysia, Nigeria, or Qatar with respect to a Pre-Spin Period shall be deemed to arise from the operation or ownership of the Paragon Business.
(g)    High Specification Jurisdictions. Tax Items related to Taxes imposed by any Governmental Authority in Argentina, Australia, China, Cyprus, Egypt, Israel, Libya, New

Exhibit B
Protected by FRE 408

Zealand, or Saudi Arabia with respect to a Pre-Spin Period shall be deemed to arise from the operation or ownership of the Noble Business.
(h)    Overhead Costs. Tax Items related to overhead costs and expenses that do not directly relate to either Business shall be allocated between the Noble Business and the Paragon Business in a manner that is consistent with the practice of the Groups before the Spin-off Date.
(i)    Tax Benefits Arising from Equity Awards. Tax Benefits arising from the vesting or payment of an equity award shall be deemed to arise from the operation or ownership of the Business that received the benefit of the services to which such equity award relates, regardless of whether such equity award is paid in the form of Noble stock, Paragon stock, or other consideration. Schedule 2.3(i) sets forth the allocation of specific equity awards in a manner that the Parties agree is consistent with this Section 2.3(i).
Section 2.4    Special Rules.
(a)    Pro Forma Stand-Alone Basis. For purposes of computing Noble Taxes and Paragon Taxes on a pro forma stand-alone basis, Tax Items shall be taken into account:
(i)    only to the extent required or allowable under applicable Tax Law on a pro forma stand-alone basis,
(ii)    by using all applicable elections, accounting methods, and conventions used on the Tax Return on which such Tax Items are actually reported,
(iii)    by applying the average Tax rate on such Tax Return, provided, however, if any category of Tax Items is subject to a different rate of Tax than other categories of Tax Items on such Tax Return, the average Tax rate applicable to such category of Tax Items reported on the Tax Return shall apply with respect to such Tax Items, and
(iv)    by treating Tax Benefits as used in the order specified under applicable Tax Law or, to the extent that such Tax Law does not specify the order of use, used pro rata.
(b)    Allocation in Straddle Periods. For purposes of Section 2.1(b) and Section 2.2(b), Tax Benefits arising during any Tax Year that begins on or before and ends after the Spin-off Date shall be treated as arising during the Pre-Spin Period or the Post-Spin Period based on an interim closing of the books as of and including the day of the Spin-off Date. Notwithstanding the foregoing, Tax Items attributable to any such Tax Year that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) shall be apportioned between the Pre-Spin Period and the Post-Spin Period on a daily pro rata basis.
(c)    Differences between Taxes Shown on Joint Return and Taxes Computed on a Pro Forma Stand-Alone Basis. If, without regard to this Section 2.4(c), the sum of

Exhibit B
Protected by FRE 408

Noble Taxes and Paragon Taxes relating to a Joint Return is different from the amount of Tax shown on such Joint Return, then the Tax shown on such Joint Return shall be allocated between the Parties in the same proportion as the amount of Noble Taxes or Paragon Taxes, as appropriate, bears to the sum of Noble Taxes and Paragon Taxes relating to such Joint Return.
Section 2.5    Specified Mexican Taxes.
(a)    Liability for Specified Mexican Taxes. Notwithstanding anything to the contrary in this Article II, Noble shall be liable for and indemnify the Paragon Group against (A) one hundred percent (100%) of any Specified Mexican Taxes relating to income taxes (Impuesto Sobre la Renta e Impuesto Empresarial a Tasa Única) or value added taxes (Impuesto al Valor Agregado), including any interest, penalties, additions to tax or any other amounts assessed in respect thereof (including, without limitation, inflation adjustments (actualizaciones), surcharges (recargos) and penalties and fines (multas)), imposed by Tax Authorities in Mexico on any member of the Noble Group, (B) fifty percent (50%) of any Specified Mexican Taxes relating to income taxes (Impuesto Sobre la Renta y Impuesto Empresarial a Tasa Única) or value added taxes (Impuesto al Valor Agregado), including any interest, penalties, additions to tax or any other amounts assessed in respect thereof (including, without limitation, inflation adjustments (actualizaciones), surcharges (recargos) and penalties and fines (multas)), imposed by Tax Authorities in Mexico on any member of the Paragon Group, and (C) fifty percent (50%) of any Specified Mexican Taxes relating to general import or export taxes (Impuesto General de Importación o Exportación), including any interest, penalties, additions to tax or any other amounts assessed in respect thereof (including, without limitation, customs processing fees (derechos de trámite aduanero), inflation adjustments (actualizaciones), surcharges (recargos) and penalties and fines (multas)), imposed by Tax Authorities in Mexico; and Paragon shall, for the avoidance of doubt, be liable for and indemnify the Noble Group against the remaining fifty percent (50%) of any Specified Mexican Taxes described in clauses (B) and (C) above.
(b)    Tax Benefits Arising from the Payment of Specified Mexican Taxes. Paragon shall pay Noble for any Tax Benefit arising from the payment of a Specified Mexican Tax for which Noble is liable pursuant to Section 2.5(a) if and to the extent that such Tax Benefit reduces any Tax allocable to Paragon under this Agreement, and Noble shall pay Paragon for any Tax Benefit arising from the payment of a Specified Mexican Tax for which Paragon is liable pursuant to Section 2.5(a) if and to the extent that such Tax Benefit reduces any Tax allocable to Noble under this Agreement.
Article III

PREPARATION AND FILING OF TAX RETURNS
Section 3.1    Joint Returns.
(c)    Preparer of Joint Returns. Except as provided in Section 3.3(f), Noble shall be responsible for preparing and timely filing (or causing to be prepared and filed) all Joint Returns required to be filed under applicable Tax Law by a member of the Noble Group, and Paragon

Exhibit B
Protected by FRE 408

shall be responsible for preparing and timely filing (or causing to be prepared and filed) all Joint Returns required to be filed under applicable Tax Law by a member of the Paragon Group.
(d)    Procedures Governing Joint Returns. The Preparer shall make any Joint Return, or relevant portion thereof, available to the Non-Preparer within a reasonable time period before the Joint Return is due, taking into account any extensions that the Preparer files, and shall consider in good faith any comments on such Tax Return that are provided in writing by the Non-Preparer, which comments shall be provided within a reasonable time period after such Tax Return is made available to the Non-Preparer. Furthermore, with respect to any Joint Return, except as provided in Section 3.3(f), the Preparer shall not take (and shall cause the members of the Preparer’s Group not to take) any position that it knows, or reasonably should know, is inconsistent with the past practice of the Groups.
Section 3.2    Separate Returns.
(j)    Preparer of Separate Returns—General Rule. Except as provided in Section 3.2(b) or Section 3.3(f), Noble shall be responsible for preparing and timely filing (or causing to be prepared and filed) all Separate Returns that include Tax Items attributable to the Noble Business, and Paragon shall be responsible for preparing and timely filing (or causing to be prepared and filed) all Separate Returns that include Tax Items attributable to the Paragon Business. For purposes of this Section 3.2(a), (i) Tax Items carried forward from a Tax Year beginning on or before the Spin-off Date to a Tax Year beginning after the Spin-off Date and (ii) Tax Items described in Section 2.3(i) shall be ignored.
(k)    Special Rule for Certain Mexican Returns. Noble shall have full control over the filing of any Separate Returns to the extent related to Mexican tax receivables described in Section 4.3.
Section 3.3    Special Rules Relating to the Preparation of Tax Returns.
(d)    General Rule. Except as otherwise provided in this Agreement, the Party responsible for filing (or causing to be filed) a Tax Return pursuant to Article III shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used, and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Tax Return.
(e)    Paragon Returns. With respect to any Separate Return Paragon is obligated to file pursuant to Article III, Paragon shall not take (and shall cause the members of the Paragon Group not to take) any position that it knows, or reasonably should know, would adversely affect any member of the Noble Group. Furthermore, with respect to any such Separate Return, Paragon shall not take (and shall cause the members of the Paragon Group not to take) any position

Exhibit B
Protected by FRE 408

that it knows, or reasonably should know, is inconsistent with the past practice of the Noble Group or the Paragon Group.
(f)    Reimbursement for Costs Incurred by Preparer. The Non-Preparer of a given Tax Return may request that the Preparer amend such Tax Return for the benefit of the Non-Preparer. If the Preparer agrees, in its sole discretion, to amend such Tax Return, the Preparer shall be entitled to reimbursement from the Non-Preparer for any reasonable third-party costs that are attributable to the Non-Preparer’s request, to the extent those costs exceed $50,000.
(g)    Allocation of Tax Items Between Joint Return and Related Separate Return. Notwithstanding Section 3.3(a), if Tax Items are allocated between a Joint Return and any related Separate Return, then the Preparer of such Separate Return shall (and shall cause the members of its Group to) file the related Separate Return in a manner that is consistent with the reporting of such Tax Items on the Joint Return.
(h)    Standard of Performance. The Parties shall prepare (or cause to be prepared) Joint Returns with the same general degree of care used in preparing Separate Returns.
(i)    Preparer of Returns Required in Connection with Specified Mexican Tax Contests. Notwithstanding any other provision in this Agreement, the Controlling Party (as determined under Section 5.2(f)) with respect to any Specified Mexican Tax Contest shall be the Preparer with respect to any Tax Returns required to be filed in connection with the settlement or resolution of such Specified Mexican Tax Contest.
(j)    Preparing and Filing Consistently with Specified Mexican Tax Contests. Notwithstanding any other provision in this Agreement, with respect to all Tax Returns filed with a Governmental Authority in Mexico for Tax Years that are Pre-Spin Periods, the Preparer shall prepare and file such Tax Returns consistently with the settlement or resolution of all Specified Mexican Tax Contests, unless Noble otherwise consents.
Section 3.4    Financial Accounting Reports. With respect to Tax Items that are reflected on Noble’s financial accounting books, Paragon shall not prepare its financial accounting books in a manner that is inconsistent with Noble’s reporting of such Tax Items.
Article IV

TAX PAYMENTS
Section 4.1    Payment of Taxes to Tax Authorities. Noble shall be responsible for remitting (or causing to be remitted) to the proper Tax Authority all Tax shown (including Taxes for which Paragon is wholly or partially liable pursuant to Section 2.2 or Section 2.5(a)) on any Tax Return for which it is responsible for the preparation and filing pursuant to Article III, and Paragon shall be responsible for remitting (or causing to be remitted) to the proper Tax Authority all Tax shown (including Taxes for which Noble is wholly or partially liable pursuant to Section 2.1 or Section 2.5(a)) on any Tax Return for which it is responsible for the preparation and filing pursuant to Article III.

Exhibit B
Protected by FRE 408

Section 4.2    Indemnification Payments.
(k)    Tax Payments Made by the Paragon Group. If any member of the Paragon Group remits a payment to a Tax Authority for Taxes for which Noble is wholly or partially liable under this Agreement, Noble shall remit the amount for which it is liable to Paragon within 30 Business Days after receiving written notification requesting such amount.
(l)    Tax Payments Made by the Noble Group. If any member of the Noble Group remits a payment to a Tax Authority for Taxes for which Paragon is wholly or partially liable under this Agreement, Paragon shall remit the amount for which it is liable to Noble within 30 Business Days after receiving written notification requesting such amount.
(m)    Credit for Prior Deemed Tax Payments. For purposes of Section 4.2, (i) the portion of Taxes paid by the Noble Group to a Tax Authority for which Paragon is wholly or partially liable and (ii) the portion of Taxes paid by the Paragon Group to a Tax Authority for which Noble is wholly or partially liable will be determined by assuming that Paragon and Noble, as appropriate, previously paid the amounts specified in Schedule 4.2(c) with respect to Taxes.
(n)    Payments for Tax Benefits.
(i)    If a member of the Noble Group uses a Tax Benefit for which Paragon is entitled to reimbursement pursuant to Section 2.1(b) or Section 2.5(b), Noble shall pay to Paragon, within 30 Business Days following the use of such Tax Benefit, an amount equal to the deemed value of such Tax Benefit, as determined in Section 4.2(d)(iv).
(ii)    If a member of the Paragon Group uses a Tax Benefit for which Noble is entitled to reimbursement pursuant to Section 2.2(b) or Section 2.5(b), Paragon shall pay to Noble, within 30 Business Days following the use of such Tax Benefit, an amount equal to the deemed value of such Tax Benefit, as determined in Section 4.2(d)(iv).
(iii)    For purposes of this Agreement, a Tax Benefit will be considered used (A) in the case of a Tax Benefit that generates a Tax refund, at the time such Tax refund is received and (B) in all other cases, at the time the Tax Return is filed with respect to such Tax Benefit or, if no Tax Return is filed, at the time the Tax would have been due in the absence of such Tax Benefit.
(iv)    The deemed value of any such Tax Benefit will be (A) in the case of a Tax credit, the amount of such credit or (B) in the case of a Tax deduction, an amount equal to the product of (1) the amount of such deduction and (2) the highest statutory rate applicable under Section 11 of the Code or other applicable rate under state, local or foreign law, as appropriate.
Section 4.3    Special Rule for Payment of Certain Mexican Tax Receivables. Notwithstanding any other provision of this Agreement, Paragon shall pay to Noble any amounts received from (or utilized as an offset or credit against Taxes imposed by) any Tax Authority in

Exhibit B
Protected by FRE 408

Mexico that relate to the aggregate tax receivables found on the statutory books of the Persons listed in Schedule 4.3 as of June 30, 2014.
Section 4.4    Special Rule for 2013 Brazilian Taxes and Refunds. Notwithstanding any other provision of this Agreement, any additional Tax due to any Tax Authority in Brazil with respect to the 2013 Tax Year shall be the responsibility of Paragon, and Paragon shall reimburse Noble for any such Taxes paid by the Noble Group to any Tax Authority in Brazil. Likewise, and notwithstanding any other provision of this Agreement, Paragon shall be entitled to any refund of Taxes previously paid by the Noble Group or the Paragon Group to any Tax Authority in Brazil with respect to the 2013 Tax Year, and Noble shall remit to Paragon any such refund received by the Noble Group.
Section 4.5    Special Rule for Brazilian Judicial Deposit. Notwithstanding any other provision in the Agreement, Paragon shall pay to Noble any amounts, including accrued interest, arising out of lawsuit number 0018408-55.2009.4.02.5101 filed before the 15th Federal Court of Rio de Janeiro against the Principal of Itaguai Port Customs Office in Brazil that relate to the guarantee deposit for the Noble Dave Beard. Any such payment by Paragon shall be net of any Brazilian tax expense related to the interest income (on the Judicial Deposit), so that Paragon is made whole for the interest income.
Section 4.6    Special Rule for U.S. Refunds. Notwithstanding any other provision of this Agreement, Noble shall be entitled to any refund of Taxes previously paid by the Noble Group or the Paragon Group to any Tax Authority in the United States to the extent such refund arises as the result of the payment of additional Taxes in Mexico (other than Specified Mexican Taxes) for Tax Years 2002 through 2006 under Mexico’s amnesty program.
Section 4.7    Initial Determinations and Subsequent Adjustments. The initial determination of the amount of any payment that one Party is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. The amounts paid under this Agreement will be redetermined, and additional payments relating to such redetermination will be made, as appropriate, if as a result of an audit by a Tax Authority, an amended Tax Return, an actual or deemed payment under Section 4.2 in excess of the amounts owed thereunder, or for any other reason (i) additional Taxes to which such redetermination relates are subsequently paid, (ii) a refund of such Taxes is received, (iii) the Group to which a Tax Item is allocated changes or (iv) the amount or character of any Tax Item is adjusted or redetermined. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due 30 Business Days after the date on which the additional Taxes were paid, (ii) as a result of the receipt of a refund will be due 30 Business Days after the refund was received, (iii) as a result of a change in the allocation of a Tax Item will be due 30 Business Days after the date on which the final action resulting in such change is taken by a Tax Authority or either Party or any member of its Group or (iv) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due 30 Business Days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either Party or any member of its Group. If a payment is made as a result of an audit

Exhibit B
Protected by FRE 408

by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings.
Section 4.8    Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, within 30 Business Days after written demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at a per annum rate fixed at the Prime Rate plus 2% per annum, subject to any maximum amount permitted by applicable Law, on the Due Date (or, if the Due Date is not a business day, as of 11:00 a.m. New York, NY time on the first business day following the Due Date). Such rate shall be redetermined at the beginning of each calendar quarter following such Due Date. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.
Section 4.9    Payments by or to Other Group Members. When appropriate under the circumstances to reflect the underlying liability for a Tax or entitlement to a Tax refund or Tax Benefit, a payment which is required to be made by or to Noble or Paragon may be made by or to another member of the Noble Group or the Paragon Group, as appropriate, but nothing in this Section 4.9 shall relieve Noble or Paragon of its obligations under this Agreement.
Section 4.10    Procedural Matters. Any written notice for indemnification delivered to the indemnifying Party in accordance with Section 8.4 shall state the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax Records, statement, bill or invoice related to such Taxes, costs, expenses or other amounts due and owing). All payments required to be made by one Party to the other Party pursuant to this Article IV shall be made in U.S. Dollars by electronic, same day wire transfer. Payments shall be deemed made when received. If the indemnifying Party fails to make a payment to the indemnified Party within the time period set forth in this Article IV, the indemnifying Party shall pay to the indemnified Party, in addition to interest that accrues pursuant to Section 4.8, any costs or expenses incurred by the indemnified Party to secure such payment or to satisfy the indemnifying Party’s portion of the obligation giving rise to the indemnification payment.
Section 4.11    Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the Parties shall characterize any payment made pursuant to this Agreement in the same manner as if such payment were a capital contribution by Noble to Paragon or a distribution by Paragon to Noble, as the case may be, immediately prior to the Spin-off Date. If any such payment (or portion thereof) causes, directly or indirectly, an increase in the Taxes owed by the recipient (or any of the members of its Group) under one or more applicable Tax Laws through withholding or otherwise, the payor’s payment obligation (or portion thereof) under this Agreement shall be grossed up to take into account any additional Taxes that may be owed by the recipient (or any of the members of its Group) as a result of such payment. In the event that a Tax Authority asserts that Noble’s or Paragon’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Section 4.11, Noble or Paragon, as appropriate, shall use its commercially reasonable efforts to contest such assertion.

Exhibit B
Protected by FRE 408

Section 4.12    Offset Payments. Each Party shall be entitled to offset against its obligation to make any payment contemplated by this Agreement any amount owed to such Party by the other Party or any of its Affiliates pursuant to the Side Letter or this Agreement.
Article V

TAX CONTESTS
Section 5.1    Notices. Each Party shall provide prompt notice to the other Party of any pending or threatened Tax Contest of which it becomes aware relating to (i) Taxes for which it may be indemnified by the other Party hereunder, (ii) the qualification of the Spin-off as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Noble, its shareholders (except with respect to cash received in lieu of fractional shares), and Paragon, or (iii) any change in the Tax treatment of the Related Separation Transactions. Such notice shall contain factual information (to the extent known by the notifying Party or its agents or representatives) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If (i) an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder, (ii) such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability, and (iii) the indemnifying Party has the right, pursuant to Section 5.2, to control the Tax Contest relating to such Tax liability, then (A) if the indemnifying Party is precluded from contesting the asserted Tax liability as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability and (B) if the indemnifying Party is not precluded from contesting the asserted Tax liability, but such failure to give prompt notice results in a monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.
Section 5.2    Control of Tax Contests.
(c)    General Rule. Except as otherwise provided in this Section 5.2, the Preparer of any Tax Return shall be the Controlling Party with respect to any Tax Contest involving a Tax reported on such Tax Return.
(d)    Tax Contests Involving Certain Taxes Reported on a Joint Return. The Non-Preparer shall be the Controlling Party with respect to that portion of any Tax Contest involving a Tax or Tax Benefit reported on a Joint Return where the Non-Preparer is liable for such Tax or entitled to reimbursement for such Tax Benefit under this Agreement and such Tax or Tax Benefit is separable from all other Taxes or Tax Benefits reported on such Joint Return; provided, however, that Noble shall be the Controlling Party with respect to any Tax Contest involving Separation Tax Items.
(e)    Tax Contests Involving Taxes Reported on Certain Brazilian Tax Returns. The Parties shall use all commercially reasonable means to mitigate the assessment of Taxes by any Tax Authority in Brazil and shall share all reasonable third-party costs that are attributable to such mitigation in the same proportion as the number of Brazilian High Specification

Exhibit B
Protected by FRE 408

Rig Days bears to the number of Brazilian Standard Specification Rig Days, respectively, for such Tax Year.
(f)    Tax Contests Involving Mexican Tax Receivables. Noble shall be the Controlling Party with respect to any Tax Contest to the extent related to Mexican tax receivables described in Section 4.3. Noble shall reimburse Paragon for any reasonable third-party costs incurred by the Paragon Group in connection with such contest.
(g)    Non-Controlling Party Participation Rights. Except as otherwise provided in Section 5.2(f), with respect to any Tax Contest involving a Tax for which the Non-Controlling Party may be liable, or a Tax Benefit to which the Non-Controlling Party may be entitled to reimbursement under this Agreement, (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) the Controlling Party shall keep the Non-Controlling Party reasonably informed and consult in good faith with the Non-Controlling Party and its Tax advisors with respect to any issue relating to such Tax Contest, (iii) the Controlling Party shall provide the Non-Controlling Party with copies of all correspondence, notices and other written materials received from any Tax Authority and shall otherwise keep the Non-Controlling Party and its Tax advisors advised of significant developments in the Tax Contest and of significant communications involving representatives of the Tax Authority, (iv) the Non-Controlling Party may request that the Controlling Party take a position in respect of such Tax Contest, and the Controlling Party shall do so provided that (A) there exists substantial authority for such position (within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code), (B) the adoption of such position would not reasonably be expected to increase the Taxes for which the Controlling Party is liable, or decrease the Tax Benefit for which it is entitled to reimbursement, under this Agreement (unless the Non-Controlling Party agrees to indemnify and hold harmless the Controlling Party from such increase in Taxes or reduction in Tax Benefits), and (C) the Non-Controlling Party agrees to reimburse the Controlling Party for any reasonable third-party costs that are attributable to the Non-Controlling Party’s request, to the extent those costs exceed $50,000, (v) the Controlling Party shall provide the Non-Controlling Party with a copy of any written submission to be sent to a Taxing Authority prior to the submission thereof and shall give good faith consideration to any comments or suggested revisions that the Non-Controlling Party or its Tax advisors may have with respect thereto, and (vi) there will be no settlement, resolution or closing or other agreement with respect thereto without the consent of the Non-Controlling Party, which consent shall not be unreasonably withheld or delayed.
(h)    Tax Contests Involving Specified Mexican Taxes. Noble shall be the Controlling Party with respect to any Tax Contest involving any Specified Mexican Tax (“Specified Mexican Tax Contest”) and, notwithstanding Section 5.2(e), the Non-Controlling Party shall have no participation rights with respect to such Specified Mexican Tax Contest; provided that, with respect to any Specified Mexican Tax Contest involving a Specified Mexican Tax for which Paragon has the obligation to pay any portion of the ultimate resolved amount, Paragon shall have the participation rights given a Non-Controlling Party pursuant to Section 5.2(e) (other than clause (iv) and clause (vi) thereof, each of which will not apply to any Specified Mexican Tax Contest); provided further that, to the extent Noble fails or ceases to exercise its rights as the Controlling Party with respect to any Specified Mexican Tax Contest for which Paragon has the obligation to pay any

Exhibit B
Protected by FRE 408

portion of the ultimate resolved amount, without prejudice to Paragon’s other rights under this Agreement, Paragon shall have the rights afforded to the Controlling Party. For the avoidance of doubt, the Controlling Party shall have sole authority to settle any Specified Mexican Tax Contest in its sole discretion. With respect to any Specified Mexican Tax Contest, the Non-Controlling Party shall reimburse the Controlling Party for fifty percent (50%) of any out-of-pocket costs and expenses (e.g., professional fees, court costs, third-party storage fees, etc., but specifically excluding any costs, fees and expenses of bonding) incurred by the Controlling Party in connection with such Specified Mexican Tax Contest on a quarterly basis. Paragon will fund estimates of the expenses it is required to reimburse to Noble in advance on a quarterly basis.
Section 5.3    Bonding. In order to satisfy certain bonding requirements necessary to conduct any Specified Mexican Tax Contests, Noble shall provide direct bonding, at its own cost and expense, for the Specified Mexican Taxes on the following basis:
(a)    Noble’s direct bonding may take the form of cash, a letter of credit or any other assurance that satisfies any bonding or surety provider selected by Noble to issue any bond;
(b)    Noble shall provide direct bonding until a full and final resolution of the Specified Mexican Tax Contests;
(c)    to the extent that Paragon has provided a bond for any Specified Mexican Tax prior to the Amendment Effective Date, upon the Amendment Effective Date, Noble shall provide direct bonding to replace any such bonding provided by Paragon; and
(d)    upon the full and final resolution of any Specified Mexican Tax Contest (or any portion thereof) for which Noble has provided a bond, the Parties shall ensure that Noble’s bond (or the applicable portion thereof) is unconditionally released.
Article VI

ASSISTANCE AND COOPERATION
Section 6.1    Provision of Information.
(i)    Information with Respect to Joint Returns. At the written request of the Preparer, the Non-Preparer shall provide the Preparer with (A) all Tax Records or other information then in the possession of the Non-Preparer’s Group that are reasonably necessary for the Preparer to properly and timely file all Joint Returns and (B) to the extent applicable Tax Law permits Tax Items allocable to the Non-Preparer pursuant to Article II to be taken into account separately from Tax Items allocable to the Preparer pursuant to Article II, pro forma portions of such Joint Returns, prepared in a format reasonably acceptable to the Preparer and which include only Tax Items allocable to the Non-Preparer pursuant to Article II. The Non-Preparer shall provide the materials described in subclauses (A) and (B) of the preceding sentence no later than thirty days

Exhibit B
Protected by FRE 408

after the date of the Preparer’s written request. However, if the Preparer requests any such information within the thirty day period ending on the due date of such Joint Return, taking into account applicable extensions, the Non-Preparer shall provide such information as soon as commercially reasonable. If the Non-Preparer fails to provide such materials within the time period described in this Section 6.1 and in the form reasonably requested by the Preparer to permit the timely filing of any Joint Return, then, notwithstanding any other provision of this Agreement, the Non-Preparer shall be liable for, and shall indemnify and hold harmless each member of the Preparer’s Group from and against, any penalties, interest or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any resulting delay in filing such return, to the extent such penalties, interest or additional amounts in respect of Taxes are directly attributable to the delay in providing such information. If the Non-Preparer provides such materials within the time period described in this Section 6.1(a) in the form reasonably requested by the Preparer to permit the timely filing of a Joint Return, then, notwithstanding any other provision of this Agreement, the Preparer shall be liable for, and shall indemnify and hold harmless each member of the Non-Preparer’s Group from and against, any penalties, interest or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any delay in filing such return.
(j)    Information with Respect Tax Payments. At the written request of the Preparer, the Non-Preparer shall provide the Preparer with all Tax Records or other information then in the possession of the Non-Preparer’s Group that the Preparer reasonably requests in order to determine the amount of Taxes due on any Payment Date with respect to a Joint Return. The Non-Preparer shall provide such information no later than thirty days from the date of the Preparer’s written request. However, if the Preparer requests any such information within the thirty day period ending on the Payment Date, the Non-Preparer shall provide such information as soon as commercially reasonable. If the Non-Preparer fails to provide such information within the time period described in this Section 6.1(b) and in the form reasonably requested by the Preparer to permit the timely payment of such Taxes, the indemnification principles of Section 6.1(a) shall apply with respect to any penalties, interest or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any resulting delay in paying such Taxes, to the extent such penalties, interest, or additional amounts in respect of Taxes are directly attributable to the delay in providing such information.
(k)    Information with Respect to Separate Returns. At the written request of the Preparer, the Non-Preparer shall provide the Preparer with all Tax Records or other information then in the possession of the Non-Preparer’s Group that the Preparer reasonably requests in order to properly and timely file all Separate Returns for which the Preparer is responsible pursuant to Article III. Such information shall be provided within the time period prescribed by Section 6.1(a) for the provision of information for Joint Returns. If the Non-Preparer fails to provide such information within the time period described in Section 6.1(a) and in the form reasonably requested by the Preparer to permit the timely filing of a Separate Return, the indemnification principles of Section 6.1(a) shall apply with respect to any penalties, interest or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any resulting delay in filing such return, to the extent such penalties, interest,

Exhibit B
Protected by FRE 408

or additional amounts in respect of Taxes are directly attributable to the delay in providing such information.
(l)    Information with Respect to Tax Contests. At the written request of the Controlling Party, the Non-Controlling Party shall provide the Controlling Party with all Tax Records or other information then in the possession of the Non-Controlling Party’s Group that the Controlling Party reasonably requests in order to handle, settle or conduct the Tax Contest. In addition to the foregoing, the Non-Controlling Party with respect to any Specified Mexican Tax Contest shall grant to the Controlling Party access to and control (including custody) over all Tax Records or other relevant documentation related to the Specified Mexican Taxes that are necessary in order to handle, settle or conduct such Specified Mexican Tax Contest.
Section 6.2    Reliance on Exchanged Information. If a member of the Paragon Group supplies Tax Records or other information to a member of the Noble Group, or a member of the Noble Group supplies Tax Records or other information to a member of the Paragon Group, and an officer of the requesting Group member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such Tax Records or other information, then a duly authorized officer of the Group member supplying such Tax Records or other information shall certify, to such officer’s knowledge and belief, the accuracy and completeness of the Tax Records or other information so supplied.
Section 6.3    Provision of Assistance and Cooperation.
(a)    Assistance with Respect to Joint Returns. At the written request of the Preparer, the Non-Preparer shall take (and shall cause its Subsidiaries to take), at the Preparer’s own cost and expense, any action (e.g., filing a ruling request with the relevant Tax Authority or executing a limited power of attorney) that is reasonably necessary in order for the Preparer’s Group to prepare, file, amend or take any other action with respect to a Joint Return or any other Tax Return if such other Tax Return is required to be filed in connection with the settlement or resolution of a Specified Mexican Tax Contest. If the Non-Preparer fails to take, or cause to be taken, any such requested action, the indemnification principles of Section 6.1(a) shall apply with respect to any penalties, interest, or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of a failure to take any such requested action, to the extent such penalties, interest, or additional amounts in respect of Taxes are directly attributable to the failure to take such action. In addition to the foregoing, in the case of any Tax Return required to be filed in connection with the settlement or resolution of a Specified Mexican Tax Contest, if the Non-Preparer fails to take, or cause to be taken, any such requested action, then Section 2.5(a) shall not apply to the extent any Specified Mexican Taxes are assessed as a direct result of failing to take, or cause to be taken, such action.
(b)    Assistance with Respect to Tax Contests. At the request of the Controlling Party, the Non-Controlling Party shall take (and shall cause its Subsidiaries to take) any action (e.g., executing a limited power of attorney) that is reasonably necessary in order for the Controlling Party’s Group to handle, settle or conduct the Tax Contest. In the case of any Specified Mexican Tax Contest, if the Non-Controlling Party fails to take, or cause to be taken, any such requested action, then Section 2.5(a) shall not apply to any Specified Mexican Taxes assessed as a

Exhibit B
Protected by FRE 408

result, either directly or indirectly, of failing to take, or cause to be taken, such action. Each Party shall assist the other Party in taking (or causing to be taken) any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The Controlling Party shall reimburse the Non-Controlling Party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 6.3(b). The preceding sentence shall not apply to costs and expenses incurred with respect to any Specified Mexican Tax Contest, the reimbursement of which will be governed by Section 5.2(f). The Controlling Party shall have no obligation to indemnify the Non-Controlling Party for any additional Taxes resulting from the Tax Contest, if the Non-Controlling Party fails to provide assistance in accordance with this Section 6.3(b), to the extent such additional Taxes are directly attributable to the Non-Controlling Party’s failure to provide such assistance. Noble shall, for its own account, establish certain dedicated resources (as determined by Noble) in Mexico for purposes of administering and defending the Specified Mexican Tax Contests.
(c)    Cooperation. In addition to the obligations enumerated elsewhere in this Article VI, Noble and Paragon shall cooperate (and shall cause their respective Subsidiaries to cooperate) with each other and with each other’s agents and representatives, including their respective accounting firms and legal counsel, in connection with Tax matters, including, making available to each other, as reasonably requested and available, personnel (including officers, employees and agents of the Parties or their Subsidiaries) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Contest. Furthermore, the Parties shall cooperate (and cause their respective Subsidiaries to cooperate) to ensure compliance with the obligations listed in Schedule 6.3(c) hereto by the Party responsible for such obligation under this Agreement.
Section 6.4    Supplemental Rulings and Supplemental Tax Opinions. Each of the Parties agrees that at the reasonable request of the other Party (the “Requesting Party”), such Party shall cooperate and use reasonable efforts to (and shall cause its Subsidiaries to cooperate and use reasonable efforts to) assist the Requesting Party in obtaining, as expeditiously as reasonably practicable, a Supplemental Ruling from the IRS and/or a Supplemental Tax Opinion from Tax Counsel. Within 30 Business Days after receiving an invoice from the other Party therefor, the Requesting Party shall reimburse such Party for all reasonable costs and expenses incurred by such Party and the members of its Group in connection with assisting the Requesting Party in obtaining any Supplemental Ruling or Supplemental Tax Opinion. Notwithstanding the foregoing, no Party shall be required to file any Supplemental IRS Submission unless the other Party represents to the filing Party that (i) it has reviewed the Supplemental IRS Submission and (ii) all information and representations, if any, relating to any member of the other Party’s Group contained in the Supplemental IRS Submissions are true, correct and complete in all material respects.
Section 6.5    Withholding and Reporting. With respect to stock of Noble delivered to any Person, Noble and Paragon shall cooperate (and shall cause their respective Subsidiaries to cooperate) so as to permit Noble to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of Paragon or one or more of its Subsidiaries as the

Exhibit B
Protected by FRE 408

withholding and reporting agent if Noble or one or more of its Subsidiaries is not otherwise required or permitted to withhold and report under applicable Tax Law.
Section 6.6    Retention of Tax Records. Each of Noble and Paragon shall preserve (and shall cause their respective Subsidiaries to preserve) all Tax Records that are in their possession (or in the possession of their respective Subsidiaries), and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, as extended and (ii) 7 years after the Spin-off Date.

Section 6.7
Confidentiality. The provisions of Section 7.13 of the Master Separation Agreement shall govern the confidentiality, disclosure, and use of Confidential Information (as defined therein) relating to Taxes.

Article VII

RESTRICTION ON CERTAIN ACTIONS OF THE GROUPS
Section 7.1    General Restrictions. Following the Original Effective Date, Noble and Paragon shall not (and shall cause their respective Subsidiaries not to) take any action that, or fail to take any action the failure of which would be inconsistent with (i) the qualification of the Spin-off as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Noble, its shareholders (except with respect to cash received in lieu of fractional shares), and Paragon or (ii) the Tax-free treatment of the Related Separation Transactions.
Section 7.2    Restricted Actions Relating to Tax Materials. Without limiting the other provisions of this Article VII, following the Original Effective Date, Noble and Paragon shall not (and shall cause their respective Subsidiaries not to) take any action that, or fail to take any action the failure of which to take, would be reasonably likely to be inconsistent with, or cause any Person to be in breach of, any representation or covenant, or any material statement, made in the Tax Materials.
Section 7.3    Certain Paragon Actions Following the Spin-off.
(a)    General Rule. Except as provided in Section 7.3(b), and without limiting the other provisions of this Article VII, during the two-year period beginning on the Spin-off Date, Paragon shall not take or enter into a binding agreement to take (and shall cause its Subsidiaries not to take or enter into a binding agreement to take) any of the following actions:
(i)    the liquidation of Paragon;
(ii)    the sale of all or substantially all of the assets that constitute the Paragon Business to any Person other than an entity that is and will be wholly-owned, directly or indirectly, by Paragon;

Exhibit B
Protected by FRE 408

(iii)    the transfer of any assets in a transaction described in subparagraphs (A), (C), (D), (F), or (G) of Section 368(a)(1) to another entity, other than an entity that is and will be wholly-owned, directly or indirectly, by Paragon;
(iv)    the transfer of all or substantially all of the assets that constitute the Paragon Business in a transaction described in Section 351 or Section 721 other than a transfer to a corporation or partnership that is and will be wholly-owned, directly or indirectly, by Paragon;
(v)    the issuance of stock (or any instrument that is convertible or exchangeable into any such stock) other than an issuance to which Treasury Regulations §§ 1.355-7(d)(8) or (9) applies;
(vi)    the facilitation of or other participation in any acquisition (or deemed acquisition) of stock of Paragon that would result in any shareholder owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of Paragon; or
(vii)    the redemption or other repurchase of any stock other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, as in effect prior to its amendment by Rev. Proc. 2003-48, 2003-2 C.B. 86.
(b)    Opinion of Counsel with Respect to Restricted Actions. Paragon may take (or cause its Subsidiaries to take) one or more of the actions listed in Section 7.3(a) if Paragon obtains from Tax Counsel a Supplemental Tax Opinion that is reasonably satisfactory to Noble.
Section 7.4    Restricted Actions Relating to Tax Authorities in Mexico. Following the Amendment Effective Date, each member of the Paragon Group and each of their respective Affiliates shall refrain from taking any action that could reasonably be expected to cause any adverse action by any Tax Authority in Mexico with respect to any Specified Mexican Taxes or any bonds posted by Noble in connection therewith; provided, that Paragon will not be required to provide collateral to Noble in respect of any such bond.

Article VIII

MISCELLANEOUS
Section 8.1    Entire Agreement. This Agreement, together with the Master Separation Agreement, the Ancillary Agreements, and the Schedules referenced or attached hereto and thereto, constitutes the entire agreement and understanding between Noble and Paragon with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Exhibit B
Protected by FRE 408

Section 8.2    Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.
Section 8.3    Termination. This Agreement may be terminated at any time by mutual consent of Noble and Paragon. In the event of termination pursuant to this Section, no Party shall have any Liability of any kind to any other Party by reason of this Agreement or such termination.
Section 8.4    Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified by like notice.
Section 8.5    Counterparts. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
Section 8.6    Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors. This Agreement may not be assigned by any Party, except that Noble may assign any or all of its rights, interests and obligations hereunder to any Affiliate, as the case may be, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein
Section 8.7    No Third party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Groups and is not intended to confer upon any other Person except the Parties and their respective Groups any rights or remedies hereunder.
Section 8.8    Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled

Exhibit B
Protected by FRE 408

to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 8.9    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 8.10    Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties.
Section 8.11    Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement creates legal, valid and binding obligations, enforceable against it in accordance with its respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
Section 8.12    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or the Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
Section 8.13    Construction. This Agreement shall be construed as if jointly drafted by Paragon and Noble and no rule of construction or strict interpretation shall be applied against any Party.
Section 8.14    Performance Guarantees. Noble and Paragon shall cause to be performed, and hereby guarantee the performance of, all actions, agreements and obligations set forth herein to be performed by their respective Affiliates.
Section 8.15    Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE NOBLE GROUP OR THE PARAGON GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN

Exhibit B
Protected by FRE 408

RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
Section 8.16    Predecessors or Successors. Any reference to Noble, Paragon, a Person or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation or conversion) of Noble, Paragon, such Person or such Subsidiary, respectively.
Section 8.17    Expenses. Except as otherwise expressly provided for herein, each Party and its Subsidiaries shall bear their own expenses incurred in connection with the preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement for which they are liable.
Section 8.18    Amendment Effective Date. This Agreement shall become effective on the date recited above on which the Parties entered into this Agreement.
Section 8.19    Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.
Section 8.20    Disputes. The procedures for discussion, negotiation and arbitration set forth in Article V of the Master Separation Agreement, once executed, shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement.

Exhibit B
Protected by FRE 408

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date set forth above.

NOBLE CORPORATION PLC
By:	_________________________
Name:
Title:

PARAGON OFFSHORE PLC
By:	_________________________
Name:
Title:

I.